UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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ATLAS ENERGY GROUP, LLC

(Name of Registrant as Specified in Its Charter)

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

To the Unitholders of Atlas Energy Group, LLC:

The annual meeting of unitholders of ATLAS ENERGY GROUP, LLC will be held on Monday, July 11, 2016 at 9:30 a.m. at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103 to:

1.	Elect two directors to serve three-year terms expiring at the annual meeting of unitholders in 2019;

2.	Conduct an advisory vote to approve named executive officer compensation (the “Say on Pay” vote);

3.	To select, on a non-binding advisory basis, the frequency of unitholder votes on executive compensation (the “Frequency of the Say on Pay” vote);

4.	Ratify the Audit Committee’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2016 fiscal year; and

5.	Transact such other business as may properly come before the meeting and any adjournment thereof.

We cordially invite all of our unitholders to attend the meeting, though only unitholders of record on our books at the close of business on May 12, 2016 will be entitled to vote. A list of unitholders entitled to vote at the meeting will be available for inspection at the meeting and for 10 days before the meeting at our offices at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275. The unit transfer books will not be closed.

Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote as soon as possible to ensure that your units are represented at the meeting. If you received a hard copy of the proxy materials by mail, you may vote your units by proxy using one of the following methods: (i) vote via the Internet; (ii) vote by telephone; or (iii) complete, sign, date and return your proxy card in the postage-paid envelope provided. If you received only a Notice of Internet Availability of Proxy Materials by mail, you may vote your units at the Internet site address listed on your Notice. If you hold your units through an account with a bank, broker or similar organization, please follow the instructions you receive from the holder of record to vote your units.

YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE. IF YOU PLAN TO ATTEND THE MEETING, YOU NEED TO BRING A FORM OF PERSONAL IDENTIFICATION WITH YOU. IF YOUR UNITS ARE HELD OF RECORD BY A BANK, BROKER OR OTHER NOMINEE, YOU ALSO NEED TO BRING AN ACCOUNT STATEMENT INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, OR A LETTER FROM THE RECORD HOLDER INDICATING THAT YOU BENEFICIALLY OWN THE UNITS AS OF THE RECORD DATE, AND IF YOU WISH TO VOTE AT THE MEETING YOU MUST FIRST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

By order of the Board of Directors,

Lisa Washington, Secretary
May 24, 2016

Important Notice Regarding the Availability of Proxy Materials for

the Meeting to be held on Monday, July 11, 2016:

The proxy statement and our 2015 Annual Report are available at:

www.proxyvote.com

General Information

TERMS USED

References in this proxy statement to:

•	“the Company,” “we,” “our,” “us” or like terms refer to Atlas Energy Group, LLC and its subsidiaries;

•	the “Board” refers to our Board of Directors;

•	the “LLC Agreement” refers to our Third Amended and Restated Limited Liability Company Agreement dated February 27, 2015, as amended by Amendment No. 1 dated as of February 27, 2015;

•	“common units” refer to our common units;

•	“as converted Series A preferred units” refer to our Series A convertible preferred units “as if” they were converted to common units in accordance with their terms assuming a conversion ratio of 3.125 common units for each Series A preferred unit;

•	“units” refer our common units and Series A preferred units and “unitholders” to the holders owning them;

•	“Atlas Energy” refers to Atlas Energy, L.P., our former parent;

•	“ARP” refers to Atlas Resource Partners, L.P. and “AGP” refers to Atlas Growth Partners, L.P., our subsidiaries;

•	“Separation” and “Targa Merger” refer to the February 2015 transactions in which (i) Atlas Energy transferred its assets and liabilities, other than those related to its midstream assets, to us, and effected a pro rata distribution to its unitholders of our common units representing a 100% interest in us and (ii) Atlas Energy and its remaining midstream interests merged with Targa Resources Corp.; and

•	the “Meeting” refers to the annual meeting of unitholders of Atlas Energy Group, LLC to be held on Monday, July 11, 2016.

THE MEETING

The annual meeting of unitholders of Atlas Energy Group, LLC will be held on Monday, July 11, 2016 at 9:30 a.m. at the Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, for the purposes set forth in the accompanying notice. Unitholders of record at the close of business on May 12, 2016 are entitled to notice of and to vote at the Meeting and any adjournments of the Meeting.

THIS PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of proxies from our unitholders to be used at the Meeting, and at any adjournments of the Meeting.

Securities and Exchange Commission (“SEC”) rules allow companies to choose the method for delivery of proxy materials to unitholders. For most unitholders, we have elected to mail a notice regarding the availability of proxy materials on the Internet, rather than sending a full set of these materials in the mail. On or about May 24, 2016, we will begin mailing this proxy statement, the accompanying proxy card or voting instruction form and the 2015 Annual Report (the “Annual Report”), or a Notice of Internet Availability of Proxy Materials. We also posted the proxy materials on the investor relations portion of our website, www.atlasenergy.com, and on the website referenced in the notice on the same day. Utilizing this method of proxy delivery expedites receipt of proxy materials by unitholders and lowers the cost of the Meeting. If you would like to receive a paper or email copy of the proxy materials, you should follow the instructions in the notice for requesting copies.

HOW TO VOTE

You may vote by any of the following methods:

•	In person. Unitholders of record and beneficial owners of common units held in street name may vote in person at the Meeting. If you own your common units indirectly through a broker or other holder of record, those units are held in “street name.” If your common units are held in street name, you are not a holder of record of those units and cannot vote them at the Meeting unless you have a legal proxy from the holder of record. If you plan to attend and vote your street-name units at the Meeting, you should request a legal proxy from your broker or other holder of record and bring it with you to the Meeting.

•	By phone or via the Internet. Unitholders of record may vote by proxy, by phone or via the Internet, by following the instructions included in the proxy card provided. If you are a beneficial owner of shares held in street name, your ability to vote by phone or via the Internet depends on the voting procedures of the holder of record (e.g., your bank, broker or other nominee). Please follow the directions included in the voting instruction form provided to you by the holder of record.

•	By mail. Unitholders of record and beneficial owners of units held in street name may vote by proxy by completing, signing, dating and returning the proxy card or voting instruction form provided.

CHANGING OR REVOKING PROXY

You may revoke your proxy or change your vote as follows:

•	Unitholders of record. You may revoke your proxy or change your vote at any time before the taking of the vote at the Meeting by (i) submitting a written notice of revocation to our Secretary at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275; (ii) delivering a proxy bearing a later date using any of the voting methods described in the immediately preceding section, including by phone or via the Internet, and until the applicable deadline for each method; or (iii) attending the Meeting and voting in person. Attendance at the Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request or vote in person at the Meeting. For all methods of voting, the last vote cast will supersede all previous votes.

•	Beneficial owners of shares held in “street name.” You may change or revoke your voting instructions by following the specific directions provided to you by your bank, broker or other nominee, or, if you have obtained a legal proxy from your bank, broker or other nominee, by attending the Meeting and voting in person.

UNITS OUTSTANDING AND ENTITLED TO VOTE AT THE MEETING

There were 31,171,198 common units and as converted Series A preferred units outstanding as of the May 12, 2016 record date. Each of those common units and as converted Series A preferred units is entitled to one vote on each matter to be voted on at the Meeting.

QUORUM

The presence in person or by proxy of holders of our outstanding units representing not less than a majority of the outstanding common units and as converted Series A preferred units in the aggregate will constitute a quorum. Your units are counted as being present if you vote in person at the Meeting, by telephone, via the Internet, or by submitting a properly executed proxy card or voting instruction form by mail. We will also treat as present for quorum purposes abstentions and common units held in street name that are represented by proxies at the Meeting, but that the broker fails to vote on one or more matters as a result of incomplete instructions from the beneficial owner of the common units.

VOTE REQUIRED; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

Election of Directors. The affirmative vote of a plurality of the votes cast at the Meeting is required for the election of directors. A properly submitted proxy to “Withhold Authority” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Say on Pay. The proposal regarding Say on Pay is advisory and not binding on the Board or us. With respect to this proposal, the affirmative vote of the holders of a majority of our outstanding common units and as converted Series A preferred units cast, in person or by proxy, voting together as a single class will constitute the unitholders’ non-binding approval of this proposal.

Frequency of the Say on Pay Vote. The proposal regarding the frequency of the Say on Pay Vote is advisory and not binding on the Board or the Company. With respect to this proposal, the affirmative vote of a majority of our outstanding common units and as converted Series A preferred units cast, in person or by proxy, voting together as a single class will constitute the unitholders’ non-binding approval of this proposal.

Ratification of the Selection of Independent Registered Public Accounting Firm. The approval of the ratification of our independent registered public accountants for 2016 requires an affirmative vote of a majority of our outstanding common units and as converted Series A preferred units cast, in person or by proxy, voting together as a single class.

Other Proposals. For each other item, the affirmative vote (or a “FOR” vote) of a majority of our outstanding common units and as converted Series A preferred units cast, in person or by proxy, voting together as a single class with regard to such item will be required for approval.

        A properly submitted proxy to “ABSTAIN” with respect to any such matter will not be voted, although it will be counted for purposes of determining the number of common units and as converted Series A preferred units present and entitled to vote at the Meeting. For any matter requiring approval of a majority of the outstanding common units and as converted Series A preferred units entitled to vote and represented in person or by proxy, an abstention will have the effect of a negative vote. Under New York Stock Exchange (“NYSE”) rules, each of the above proposals, other than the ratification of the selection of the independent registered public accounting firm, is considered a “non-routine” matter. This means that if you do not directly vote your common units and you do not give your broker or nominee specific instructions as to how to vote your units, your broker or nominee does not have authority to vote your units with respect to such matters and your units will not be voted on such matters. The ratification of the selection of our independent registered public accounting firm is considered a “routine” matter under NYSE rules; if you do not give your broker or nominee specific instructions as to how to vote your common units, your broker has authority to vote those units for or against such matter.

RECOMMENDATIONS OF OUR BOARD OF DIRECTORS

Unless you give other instructions on your proxy card or voting instructions, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board. The recommendations of the Board are set forth together with the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	FOR election of the two nominees to the Board;

•	FOR the non-binding resolution approving the compensation of our named executive officers;

•	FOR the non-binding resolution approving the frequency of every year to approve the compensation of our named executive officers; and

•	FOR ratification of our board of director’s appointment of Grant Thornton LLP as our independent registered public accounting firm for the 2016 fiscal year.

With respect to any other matter that properly comes before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

EXPENSES AND MANNER OF SOLICITATION

We will bear the cost of soliciting proxies for the Meeting, including the cost of preparing, assembling and mailing this proxy statement and the accompanying form of proxy. Our directors, officers and employees may solicit proxies personally or by letter or telephone, but no director, officer, or employee will be specially compensated for soliciting such proxies. We expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our units.

NO APPRAISAL RIGHTS

Unitholders who object to the proposals will not have appraisal, dissenters’ or similar rights under Delaware law.

Security Ownership of Certain

Beneficial Owners and Management

The following table sets forth (i) the number and percentage of common units owned as of May 12, 2016, (ii) the number and percentage of Series A preferred units owned as of May 12, 2016, and (iii) the total number of common units on an “as if” converted basis, assuming a conversion ratio of 3.125 common units for each Series A preferred unit held by (a) each person who, to our knowledge, is the beneficial owner of more than 5% of the outstanding common units, (b) each of our present directors and nominees, (c) each of our executive officers serving during the 2015 fiscal year, and (d) all of our directors, nominees and executive officers as a group. This information is reported in accordance with the beneficial ownership rules of the Securities and Exchange Commission under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common units issuable pursuant to options, warrants or phantom units are deemed to be outstanding for purposes of computing the percentage of the person or group holding such options, warrants or phantom units but are not deemed to be outstanding for purposes of computing the percentage of any other person. The percentage of common units owned on an “as if” converted basis assume that all Series A preferred units are converted. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Beneficial owner Directors (1)	Common unit amount and nature of beneficial ownership		Percent of class	Series A preferred unit amount and nature of beneficial ownership		Percent of class	Common units owned on an “as if” converted basis		Percent
Mark C. Biderman	13,857		*	—		*	13,857		*
Edward E. Cohen	1,040,630	(2)	4.0%	452,602	(3)	27.5%	2,455,011		7.8%
Jonathan Z. Cohen	994,817	(4)	3.8%	452,602	(5)	27.5%	2,409,198		7.7%
DeAnn Craig	5,070		*	—		*	5,070		*
Dennis A. Holtz	11,251		*	—		*	11,251		*
Walter C. Jones	3,194		*	—		*	3,194		*
Jeffrey F. Kupfer	6,084		*	—		*	6,084		*
Ellen F. Warren	6,645		*	—		*	6,645		*

Non-director principal officers(1)
Daniel C. Herz	8,419	(6)	*	49,371		3.0%	162,703		*
Freddie M. Kotek	151,433	(6)(7)	*	49,371		3.0%	305,717		1.0%
Jeffrey M. Slotterback	1,101		*	—		*	1,101		*
Mark D. Schumacher	7,375		*	—		*	7,375		*
Lisa Washington	4,377		*	—		*	4,377		*
Matthew J. Finkbeiner	—		*	—		*	—		*
Matthew A. Jones(8)	41,234	(9)	*	24,684		1.5%	118,372		*
Sean P. McGrath(10)	8,536	(9)	*	8,224		*	34,536		*
All executive officers, directors and nominees as a group (16 persons)	1,548,811	(11)	5.8%	810,553	(12)	49.3%	4,081,789	(13)	13.0%

Other owners of more than 5% of outstanding common units
Leon G. Cooperman(14)	1,856,517	(15)	7.0%	822,931		50.0%	4,428,176		14.0%
Tourbillon Capital Partners LP(16)	1,305,500	(17)	5.0%	—		*	1,305,500

*	Less than 1%
(1)	The business address for each director, director nominee and executive officer is Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275-1011.
(2)

Includes (i) 13,125 common units held in an individual retirement account of Mr. E. Cohen’s spouse, (ii) 570,163 common units held by a charitable foundation of which Mr. E. Cohen, his spouse and their children are among the trustees; (iii) 33,636 common units held in trust for the benefit of Mr. E. Cohen’s spouse and/or children and (iv) 302,826 common units underlying warrants issued to AEG Asset Management, LLC, a limited liability company of which entities controlled by Mr. E. Cohen hold membership interests. Mr. E. Cohen disclaims beneficial ownership of the above referenced common units. 603,799 of these common units are also included in the common units referred to in footnote 4 below.
(3)	Includes 226,301 Series A preferred units held by Solomon Investment Partnership, L.P. (the “Partnership”), of which Mr. E. Cohen and his spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole partners of the Partnership. Also includes 226,301 Series A preferred units held by a charitable foundation of which Mr. E. Cohen, his spouse and his children serve as co-trustees and to which Mr. E. Cohen disclaims beneficial ownership. The units held by the charitable foundation are also referred to in footnote 5 below.
(4)	Includes (i) 33,636 common units held in a trust of which Mr. J. Cohen is a co-trustee and co-beneficiary, (ii) 570,163 common units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling are among the trustees, and (iii) 302,826 common units underlying warrants issued to AEG Asset Management, LLC, a limited liability company of which Mr. J. Cohen and an entity controlled by him hold membership interests. Mr. J. Cohen disclaims beneficial ownership of the above referenced common units. 603,799 of these common units are also included in the common units referred to in footnote 2 above.
(5)	This amount includes (i) 226,301 Series A preferred units held directly and (ii) 226,301 Series A preferred units held by a charitable foundation of which Mr. J. Cohen, his parents and his sibling serve as co-trustees. These Series A preferred units are also included in the units referred to in footnote 3 above. Mr. J. Cohen disclaims beneficial ownership to the units described in (ii) above.
(6)	Does not include 32,445 common units, which represent his proportional share of common units underlying warrants issued to AEG Asset Management, LLC, a limited liability company of which he holds membership interests. Beneficial ownership of these warrants and the underlying common units has been disclaimed.
(7)	Includes (i) 43,325 common units held by spouse, (ii) 58,239 common units held by his children’s trust, (iii) 965 common units held by his children and (iv) 3,229 common units held by his mother-in-law.
(8)	We announced in April 2015 that Mr. Jones retired from his position as Senior Vice President and President, ARP.
(9)	Represents the common units held upon retirement.
(10)	We announced in August 2015 that Mr. McGrath resigned from his position as Chief Financial Officer.
(11)	This number has been adjusted to exclude 33,636 common units and 570,163 common units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(12)	This number has been adjusted to exclude 226,301 Series A preferred units which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(13)	This number has been adjusted to exclude 1,310,989 common units owned on as “as if converted” basis which were included in both Mr. E. Cohen’s beneficial ownership amount and Mr. J. Cohen’s beneficial ownership amount.
(14)	The address of Mr. Cooperman is 11431 W. Palmetto Park Road, Boca Raton, FL 33428.
(15)	This information is based on a Schedule 13D/A and Form 4, filed on April 28, 2016 and March 16, 2016, respectively.
(16)	The address of the principal business office of Tourbillon Capital Partners LP is 444 Madison Avenue, 26th Floor, New York, NY 10022.
(17)	This information is based on a Schedule 13G filed with the SEC on May 7, 2014. The number of common units have been adjusted in accordance with the Separation.

Proposal 1: Election of Directors

DIRECTOR NOMINATION PROCESS

The Nominating and Governance Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of Board members in the context of the makeup of the Board and developing criteria for identifying and evaluating Board candidates. The Nominating and Governance Committee identifies director nominees by first evaluating the current members of the Board willing to continue in service. Current members with skills and experience that are relevant to our business and are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members with that of obtaining a new perspective. If any member of the Board does not wish to continue in service, or if the Nominating and Governance Committee or Board decides not to nominate a member for re-election, or if we decide to expand the Board, the Nominating and Governance Committee identifies the desired skills and experience of a new nominee consistent with the Nominating and Governance Committee’s criteria for Board service. Current members of the Board and management are polled for their recommendations. Research may also be performed or third parties retained to identify qualified individuals. To date, we have not engaged third parties to identify or evaluate potential nominees; however, we may in the future choose to do so. The Nominating and Governance Committee considers diversity as an element in identifying director nominees.

The Nominating and Governance Committee evaluates independent director candidates based upon a number of criteria, including:

•	commitment to promoting the long-term interests of our unitholders and independence from any particular constituency;

•	professional and personal reputations that are consistent with our values;

•	broad general business experience and acumen, which may include experience in management, finance, marketing and accounting;

•	a high level of personal and professional integrity;

•	adequate time to devote attention to the Board;

•	such other attributes, including independence, relevant in constituting a board that also satisfies the requirements imposed by the SEC and the NYSE; and

•	board balance in light of our current and anticipated needs and the attributes of the other directors and executives.

The specific criteria that the Nominating and Governance Committee uses to identify a nominee to serve as a member of the Board depend on the qualities being sought. The committee may reevaluate the relevant criteria for Board membership from time to time in response to changing business factors or regulatory requirements. The full Board is responsible for selecting candidates for election as directors based on the recommendation of the Nominating and Governance Committee.

The Nominating and Governance Committee does not anticipate that it would evaluate director nominees recommended by a unitholder differently. For additional information about unitholder nominations, see “Unitholder Proposals or Director Nominations.”

NOMINEES

Proposal 1 is to elect the following persons to serve as our Class I directors: Mark C. Biderman and DeAnn Craig. Since no other nominations were timely made, no other nominees will be considered at the Meeting. The Board is divided into three classes with directors in each class serving three-year terms. The terms of directors in Class I expire at the Meeting.

The persons named in the proxy intend, in the absence of a contrary direction, to vote for Mr. Biderman and Dr. Craig to serve for three-year terms expiring at the 2019 annual meeting, or until their successors are elected or appointed. Should any nominee become unable or refuse to accept nomination or election as a director, it is intended that the persons named as proxies will vote for the election of such other person as the Board may recommend. The Board knows of no reason why any nominee might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee and each of our other directors. There are no family relationships among the directors, except that Edward E. Cohen, Chief Executive Officer and Director, is the father of Jonathan Z. Cohen, Executive Chairman of the Board.

The Board unanimously recommends a vote “FOR” each of the nominees as Class I directors named in Proposal 1.

Mark C. Biderman

Mr. Biderman brings over 40 years of business and financial experience to our board of directors. Mr. Biderman also brings more than ten years of collective service on various boards of directors as well as his service on the audit committees of three other companies. In addition, the board of directors will benefit from his business acumen and valuable financial experience.

Mr. Biderman, 70, has been a director since February 2015. Mr. Biderman served as a director of the general partner of Atlas Energy from February 2011 to February 2015. Before that, he was a director of Atlas Energy, Inc. from July 2009 until February 2011. Mr. Biderman was Vice Chairman of National Financial Partners Corp. from September 2008 to December 2008, and was its Executive Vice President and Chief Financial Officer from November 1999 to September 2008. From May 1987 to October 1999, he served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets Group and its predecessor, Oppenheimer & Co., Inc. Mr. Biderman has served as a director and chair of the audit committee, as well as a member of the corporate governance and nominating committee, of Full Circle Capital Corporation since August 2010; a director and chair of the compensation committee, as well as a member of the audit committee, of Apollo Commercial Real Estate Finance, Inc. since November 2010; and a director and chair of the audit committee, and a member of the nominating and corporate governance committee, of Apollo Residential Mortgage, Inc. since July 2011. Mr. Biderman is a Chartered Financial Analyst.

DeAnn Craig

As a member of the National Association of Corporate Directors and a Registered Professional Engineer in Colorado, Dr. Craig brings to our Board a strong technical and operational background and practical expertise in issues relating to exploration and production activities. Dr. Craig’s experience, particularly her background in petroleum engineering, and her knowledge of our operations resulting from her work as a consultant, benefits the Board. In addition, Dr. Craig provides leadership to the Board with respect to energy policy issues, owing to her experience as a member of the Colorado Oil and Gas Conservation Commission.

Dr. Craig, 64, has been a director since March 2012. Dr. Craig served as a consultant to Atlas Energy from April 2011 to January 2012. She has been an Adjunct Professor in the Petroleum Engineering Department of the Colorado School of Mines since January 2009, and a member of the Colorado Oil and Gas Conservation Commission since March 2009. Dr. Craig was the Senior Vice President – Asset Assessment of CNX Gas Corporation from September 2007 until February 2009, and President of Phillips Petroleum Resources (a Canadian subsidiary of Phillips Petroleum) and Manager of Worldwide Drilling and Production from July 1992 to October 1996. Dr. Craig was a director for Samson Oil & Gas Limited from July 2011 through January 2016 and served as chair of its audit committee as well as a member of its compensation committee. She is a Past-President of the Society of Petroleum Engineers, Past-President of the Society of Petroleum Engineers’ Foundation, and a Past-President of the American Institute of Mining, Metallurgical, and Petroleum Engineers. Dr. Craig was awarded Society of Petroleum Engineers Honorary Membership in 2015, the Society’s highest honor. Dr. Craig serves as chair of our environment, health and safety committee.

CONTINUING DIRECTORS

Directors Serving until the 2017 Annual Meeting

Edward E. Cohen, 77, has been our Chief Executive Officer since February 2012, and Executive Chairman of ARP since August 2015. He served as our Chairman from February 2012 until February 2015, and President from February 2015 to April 2015. Mr. Cohen has also served as Chairman of the Board and Chief Executive Officer of the general partner of AGP since its inception in 2013. Mr. Cohen was the Chairman of the Board of the general partner of Atlas Energy from its formation in January 2006 until February 2011, when he became its Chief Executive Officer and President until February 2015; he also served on the executive committee from 2006 until February 2015. Mr. Cohen also was the Chairman of the Board and Chief Executive Officer of Atlas Energy, Inc. (formerly known as Atlas America, Inc.) from its organization in 2000 until February 2011, and also served as its President from September 2000 to October 2009. Mr. Cohen was the Executive Chair of the managing board of Atlas Pipeline Partners GP, LLC (“Atlas Pipeline GP”) from its formation in 1999 until February 2015. Mr. Cohen was the Chief Executive Officer of Atlas Pipeline GP from 1999 to January 2009. Mr. Cohen was the Chairman of the Board and Chief Executive Officer of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until February 2011. In addition, Mr. Cohen has been a director of Resource America, Inc. since 1988 and Chairman of its Board since 1990, and was its Chief Executive Officer from 1988 until 2004 and President from 2000 until 2003; a director of Resource Capital Corp. since its formation in 2005, serving as its Chairman until November 2009; and Chairman of the Board of Brandywine Construction & Management, Inc. since 1994. Mr. Cohen is the father of Jonathan Z. Cohen. Mr. Cohen’s strong financial and energy industry experience, along with his deep knowledge of our company resulting from his long tenure with Atlas Energy and its predecessors, enables Mr. Cohen to provide valuable perspectives on many issues facing us. Mr. Cohen’s service on the Board creates an important link between management and the Board and provides us with decisive and effective leadership. Mr. Cohen’s extensive experience in founding, operating and managing public and private companies of varying size and complexity have enabled him to provide valuable expertise to us. Additionally, among the reasons for his appointment as a director, Mr. Cohen brings to the Board the vast experience that he has accumulated through his activities as a financier, investor and operator in various parts of the country. These diverse experiences enable Mr. Cohen to bring unique perspectives to the board of directors, particularly with respect to business management, financial markets and financing transactions and corporate governance issues.

Walter C. Jones, 53, has been as a director since February 2015. Mr. Jones served as a director of the general partner of Atlas Energy from October 2013 until February 2015, a director and chair of the audit committee of Atlas Energy Resources, LLC from December 2006 until September 2009, and a director of Atlas Energy, Inc. from September 2009 until March 2010. Since November 2013, Mr. Jones has been the managing director of the Jones Pohl Group, an investment firm based in Dubai, UAE, that invests in clean energy projects, primarily in developing and developed markets around the globe. JPG is also the majority shareholder of a Dubai-based geothermal energy developer, RG Safa Energy. From April 2010 to October 2013, Mr. Jones served as the U.S. Executive Director and Chief-of-Mission to the African Development Bank in Tunis, Tunisia, having been nominated for the position by President Barack Obama in 2009 and confirmed by the U.S. Senate in 2010. In that position, he represented the United States on the African Development Bank’s Board of Directors, and served as chair of the bank’s audit committee and vice-chair of both the ethics and development effectiveness committees. Mr. Jones served as the Head of Private Equity and General Counsel at GRAVITAS

Capital Advisors, LLC from June 2005 until May 2007. Mr. Jones served in a number of positions at the Overseas Private Investment Corporation from May 1994 to May 2005, and then again from September 2007 until April 2010, including Manager for Asia, Africa, the Middle East, Latin America and the Caribbean and Senior Investment Officer in the Finance Department; and was an International Consultant at the Washington, D.C. firm of Neill & Co. before that. Mr. Jones began his career at the law firm of Sidley & Austin, where he was a transactions attorney specializing in leveraged buyouts. Mr. Jones is a seasoned energy company director, having previously served as a director and chair of the audit committee of Atlas Energy Resources, LLC and a director of Atlas Energy, Inc. Mr. Jones’ combination of private and public sector experience, as well as his international work, has afforded him a unique combination of management and leadership experience. Our Board benefits from his investment and transaction expertise as well as his valuable financial experience.

Jeffrey F. Kupfer, 48, has been a director since February 2015. Mr. Kupfer served as a director of the general partner of Atlas Energy from March 2014 until February 2015. He has been an Adjunct Professor of Policy and Management at Carnegie Mellon University’s H. John Heinz III College since October 2009. Mr. Kupfer served as a senior advisor for policy and government affairs at Chevron from February 2011 to January 2014, and a Senior Vice President at Atlas Energy, Inc. from September 2009 to February 2011. Before that, Mr. Kupfer held a number of high level positions in the U.S. Department of Energy, including Acting Deputy Secretary and Chief Operating Officer from March 2008 to January 2009, and Chief of Staff from October 2006 to March 2008. Mr. Kupfer also worked in the White House as a Special Assistant to the President for Economic Policy in 2006, as the Executive Director of the President’s Panel on Federal Tax Reform in 2005, and as Deputy Chief of Staff at the U.S. Treasury Department from 2001 to 2005. Mr. Kupfer brings to the Board extensive experience in the energy industry, as well his perspective as a former senior official in the U.S. government, which we view as complementary to the industry perspective of other members of the Board.

Directors Serving until the 2018 Annual Meeting

Jonathan Z. Cohen, 45, has been the Executive Chairman of our Board since February 2015, and before that was Vice Chairman from February 2012. Mr. Cohen has served as Executive Vice Chairman of ARP since August 2015 and has served as Executive Vice Chairman of the board of directors of the general partner of AGP since its inception in 2013. Mr. Cohen served as Executive Chairman of the Board of Atlas Energy’s general partner from January 2012 until February 2015. Before that, he served as Chairman of the Board of Atlas Energy’s general partner from February 2011 until January 2012, Vice Chairman from its formation in January 2006 until February 2011, and chairman of the executive committee from 2006 until February 2015. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy, Inc. from its incorporation in September 2000 until February 2011. Mr. Cohen was the Executive Vice Chair of the managing board of Atlas Pipeline Partners GP, LLC from its formation in 1999 until February 2015. Mr. Cohen was the Vice Chairman of the Board of Atlas Energy Resources, LLC and its manager, Atlas Energy Management, Inc., from their formation in June 2006 until February 2011. Mr. Cohen has been a senior officer of Resource America since 1998, serving as the Chief Executive Officer since 2004, President since 2003 and a director since 2002. Mr. Cohen has been Chief Executive Officer, President and a director of Resource Capital Corp. since its formation in 2005. Mr. Cohen is a son of Edward E. Cohen. Mr. Cohen’s extensive knowledge of our business resulting from his long service with Atlas Energy and its predecessors, as well as his strong financial and industry experience, allows him to contribute valuable perspectives on many issues facing us. Mr. Cohen’s service on our Board creates an important link between management and the rest of the Board and provides us with decisive and effective leadership. Mr. Cohen’s involvement with public and private entities of varying size, complexity and focus, and raising debt and equity for such entities, provides him with extensive experience and contacts that will be valuable to us. Additionally, among the reasons for his appointment as a director, Mr. Cohen’s financial, business, operational and energy experience, as well as the experience that he has accumulated through his activities as a financier and investor, add strategic vision to the Board to assist with our growth, operations and development. Mr. Cohen will be able to draw upon these diverse experiences to provide guidance and leadership with respect to exploration and production operations, capital markets and corporate finance transactions and corporate governance issues.

Dennis A. Holtz, 76, has been a director since February 2015 and has served as Lead Director since April 2015. Mr. Holtz served as a director of the general partner of Atlas Energy from February 2011 until February 2015. Before that, he was a director of Atlas Energy, Inc. from February 2004 to February 2011. Mr. Holtz maintained a corporate and real estate law practice in Philadelphia and New Jersey from 1988 until his retirement in January 2008. During that period, Mr. Holtz was counsel for or corporate secretary of numerous private and public business entities, and this extensive experience with corporate governance issues was the reason he was chosen as chair of our Nominating and Governance Committee. As a licensed attorney with over 50 years of business experience, Mr. Holtz offers a unique and invaluable perspective into corporate governance matters. Additionally, Mr. Holtz has extensive knowledge of the energy industry, having served as a director of our former affiliated companies for nine years.

Ellen F. Warren, 59, has been a director since February 2015. Ms. Warren served as a director of the general partner of Atlas Energy from February 2011 until February 2015, a director of Atlas Energy, Inc. from September 2009 until February 2011, and a director of Atlas Energy Resources, LLC from December 2006 until September 2009. She is founder and President of OutSource Communications, a marketing communications firm that services corporate and nonprofit clients. Before founding OutSource Communications in August 2005, she was President of Levy Warren Marketing Media, a public relations and marketing firm she co-founded in March 1998. She was previously Vice President of Marketing/Communications for Jefferson Bank from September 1992 to February 1998, and President of Diversified Advertising, Inc. from December 1984 to September 1992, where she provided marketing services to various industries, including the energy industry. Ms. Warren is a seasoned energy company director who brings her extensive experience as an independent member of the boards of Atlas Energy, Inc. and Atlas Energy Resources, LLC, where she chaired a special committee. As a member of the National Association of Corporate Directors, Ms. Warren also offers expertise in corporate governance matters. Ms. Warren has 35 years of experience in public relations, corporate communications, crisis communications and marketing, and as the founder and president of various marketing communications firms, she is uniquely positioned to provide leadership to the Board in public relations and communications matters. Ms. Warren also brings valuable management, strategic planning, communication, community involvement and leadership skills to the Board.

We have assembled a Board comprised of individuals who bring diverse but complementary skills and experience to oversee our business. Our directors collectively have a strong background in energy, finance, law, marketing, accounting and management. Based upon the experience and attributes of the directors discussed above, the Board determined that each of the directors should, as of the date hereof, serve on the Board.

NON-DIRECTOR PRINCIPAL OFFICERS

Daniel C. Herz, 39, has been our President since April 2015. Mr. Herz has served as Chief Executive Officer of ARP since August 2015 and has also served as President and a director of the general partner of AGP since its inception in 2013. Mr. Herz served as our Senior Vice President of Corporate Development and Strategy from March 2012 to April 2015. Mr. Herz served as Senior Vice President of Corporate Development and Strategy of the general partner of Atlas Energy from February 2011 until February 2015, and Vice President of Corporate Development from January 2006 until February 2011. Mr. Herz was also Senior Vice President of Corporate Development of Atlas Pipeline Partners GP, LLC from August 2007 until February 2015, and Vice President of Corporate Development from December 2004 until August 2007; and Senior Vice President of Corporate Development of Atlas Energy, Inc. and Atlas Energy Resources, LLC from August 2007 until February 2011, and Vice President of Corporate Development for Atlas Energy, Inc. from December 2004 until August 2007.

Jeffrey M. Slotterback, 34, has been our Chief Financial Officer since September 2015 and served as its Chief Accounting Officer from March 2012 to October 2015. Mr. Slotterback has been the Chief Financial Officer of ARP since September 2015. Mr. Slotterback has also served as the Chief Financial Officer of the general partner of AGP since September 2015 and served as its Chief Accounting Officer from its inception in 2013 to October 2015. Mr. Slotterback served as Chief Accounting Officer of the general partner of Atlas Energy from March 2011 until February 2015, and Manager of Financial Reporting from May 2007 until July 2009 and again from February 2011 until March 2011. Mr. Slotterback was the Manager of Financial Reporting for Atlas Energy, Inc. from July 2009 until February 2011 and for Atlas Pipeline Partners GP, LLC from May 2007 until July 2009. Mr. Slotterback was a Senior Auditor at Deloitte and Touche, LLP from 2004 until 2007, where he focused on energy and health care clients. Mr. Slotterback is a Certified Public Accountant.

Mark D. Schumacher, 53, has served as our Senior Vice President since April 2015 and had served as Chief Operating Officer from October 2013 to April 2015. Mr. Schumacher has served as President of ARP since April 2015 and has been the Executive Vice President of Operations of the general partner of AGP since its inception in 2013. He had served as Executive Vice President of Atlas Energy from July 2012 to October 2013. From August 2008 to July 2012, Mr. Schumacher served as President of Titan Operating, LLC, which ARP acquired in July 2012. From November 2006 until August 2008, Mr. Schumacher served as President of Titan Resources, LLC, which built an acreage position in the Barnett Shale that it sold to XTO Energy in October 2008. From February 2005 to November 2006, Mr. Schumacher served as the Team Lead of EnCana Oil & Gas (USA) Inc. where he was responsible for Encana’s Barnett Shale development. Mr. Schumacher has over 29 years of experience in drilling, production and reservoir engineering management, operations and business development in East Texas, Austin Chalk, Barnett Shale, Mid-Continent, the Rockies, the Gulf of Mexico, Latin America and Canada.

Freddie M. Kotek, 60, has been the Senior Vice President of our Investment Partnership Division since March 2012. Mr. Kotek has served as the Senior Vice President of the Investment Partnership Division of ARP since August 2015, and as Executive Vice President and a director of board of the general partner of AGP since its inception in 2013. Mr. Kotek has been Chairman of Atlas Resources, LLC since September 2001, and Chief Executive Officer and President since January 2002. Mr. Kotek served as Senior Vice President of the Investment Partnership Division of the general partner of Atlas Energy from February 2011 until February 2015; an Executive Vice President of Atlas Energy, Inc. from February 2004 until February 2011, a director from September 2001 until February 2004 and Chief Financial Officer from February 2004 until March 2005; a Senior Vice President of Resource America, Inc. from 1995 until May 2004; and President of Resource Leasing, Inc. from 1995 until May 2004.

Lisa Washington, 48, has been our Senior Vice President since September 2015, and our Chief Legal Officer and Secretary since February 2012 and served as Vice President from February 2015 until September 2015. Ms. Washington has served as Vice President, Chief Legal Officer and Secretary of ARP since August 2015 and as Chief Legal Officer and Secretary of the general partner of AGP since its inception in 2013. Ms. Washington served as Chief Legal Officer and Secretary of the general partner of Atlas Energy from January 2006 to October 2009, and as a Senior Vice President of its general partner from October 2008 to October 2009, and as Vice President, Chief Legal Officer and Secretary from February 2011 to February 2015. She also served as Chief Legal Officer and Secretary of Atlas Pipeline Partners GP, LLC from November 2005 to October 2009, a Senior Vice President from October 2008 to October 2009 and a Vice President from November 2005 until October 2008; Chief Legal Officer and Secretary of Atlas Energy, Inc. from November 2005 until February 2011, a Senior Vice President from October 2008 until February 2011, and a Vice President from November 2005 until October 2008; and Chief Legal Officer and Secretary of Atlas Energy Resources, LLC from 2006 until February 2011, a Senior Vice President from July 2008 until February 2011 and a Vice President from 2006 until July 2008. From 1999 to 2005, Ms. Washington was an attorney in the business department of the law firm of Blank Rome LLP.

Matthew Finkbeiner, 36, has been our Chief Accounting Officer since October 2015. Mr. Finkbeiner has been the Chief Accounting Officer of ARP and of AGP’s general partner since October 2015. Mr. Finkbeiner has held positions with Deloitte & Touche LLP, including Audit Senior Manager from September 2010 until joining us in October 2015, Audit Manager from September 2007 to September 2010, and Audit Senior/Staff from September 2002 until September 2007. While at Deloitte & Touche LLP, Mr. Finkbeiner managed audits for a diversified base of clients in the oil and gas industry, including master limited partnerships. Mr. Finkbeiner is a Certified Public Accountant.

DIRECTOR COMPENSATION

Our officers or employees who also served as directors did not receive additional compensation for their service as a director. In fiscal 2015, the annual retainer for non-employee directors was comprised of $75,000 in cash and an annual grant of phantom units with DERs under our 2015 Long-Term Incentive Plan having a fair market value of $125,000. These units will vest ratably over four years beginning on the grant date. The chair of the Audit Committee received an annual fee of $25,000, the chair of the Compensation Committee received an annual fee of $10,000, the chairs of the Nominating and Governance Committee and Investment Committee each received an annual fee of $7,500, and the chair of the Environment, Health and Safety Committee received an annual fee of $5,000. However, since the directors on our Board also serve as the board for ARP 50% of the cash fees to the non-employee directors are allocated to ARP.

In January 2016, after approval and recommendation from the Nominating and Governance Committee, our Board reduced the annual grant of phantom units to non-employee directors to an amount having a fair market value of $50,000, which will vest 50% in six months from the date of grant with the remaining 50% to vest six months later. Additionally, our Board limited the annual grant of phantom units to our non-employee directors to 50,000 common units per year.

2015 DIRECTOR COMPENSATION TABLE

Name	Fees earned or paid in cash($)	Stock awards($)		All other compensation($)(1)	Total($)
Mark C. Biderman	65,097	229,167	(2)	4,299	298,563
DeAnn Craig	38,222	104,169	(3)	—	142,391
Dennis A. Holtz	52,708	229,167	(2)	4,299	286,174
Walter C. Jones	51,500	104,169	(3)	2,667	158,336
Jeffrey C. Key(4)	9,750	—		2,614	12,364
Jeffrey F. Kupfer	47,917	104,169	(3)	1,517	153,602
Harvey G. Magarick(4)	13,500	—		2,610	16,110
Ellen F. Warren	54,306	229,167	(2)	4,299	287,771
Bruce Wolf(4)	13,500	—		2,610	16,110

(1)	Represents payments on DERs for ATLS phantom units, with the exception of Messrs. Key, Magarick and Wolf for which represents payments on DERs for ARP phantom units.
(2)	For Messrs. Biderman and Holtz and Ms. Warren, represents 11,485 phantom units granted under our 2015 Long-Term Incentive Plan, having a grant date fair value of $9.07. The phantom units vest 25% on the anniversary of the date of grant as follows: 3/2/16—2,871, 3/2/17—2,871, 3/2/18—2,871 and 3/2/19—2,872. It also represents 4,027 phantom units granted under the Atlas Energy, L.P. 2006 Long-Term Incentive Plan, having a grant date fair value of $31.04. The phantom units were scheduled to vest 25% on the anniversary of the date of grant as follows: 2/27/16—1,006, 2/27/17—1,006, 2/27/18—1,006 and 2/27/19—1,009, but were all accelerated in connection with the Targa Merger in February 2015.

(3)	For Dr. Craig and Messrs. Jones and Kupfer, represents 11,485 phantom units granted under our 2015 Long-Term Incentive Plan, having a grant date fair value of $9.07. The phantom units vest 25% on the anniversary of the date of grant as follows: 3/2/16—2,871, 3/2/17—2,871, 3/2/18—2,871 and 3/2/19—2,872.
(4)	Messrs. Key, Magarick and Wolf served as directors for ARP until February 23, 2015, when they resigned in connection with the Targa Merger.

Proposal 2: Advisory Vote on

Executive Compensation

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Board to provide our unitholders with the opportunity to vote, on a non-binding, advisory basis, on the compensation of our named executive officers as set forth in this proxy statement in accordance with the compensation disclosure rules of the SEC. This proposal is also referred to as the “Say on Pay” vote.

We urge you to consider the various factors regarding our executive compensation program, policies and practices as detailed under the heading “Compensation Discussion and Analysis.” As discussed at length in that section, we believe that our executive compensation program is competitive and governed by pay-for-performance principles. We emphasize compensation opportunities that reward results. Our use of equity-based incentives reinforces the alignment of the interests of our executives with those of our long-term unitholders. In doing so, our executive compensation program supports our strategic objectives and mission.

This vote is non-binding; however, we highly value the opinions of our unitholders. Accordingly, the Board and the Compensation Committee will take the results of this advisory vote into consideration with respect to future executive compensation decisions.

For the reasons set forth above, the Board unanimously recommends that you vote “FOR” the following resolution:

“RESOLVED, that the compensation paid to the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

Proposal 3: Advisory Vote on

the Frequency of Say on Pay Votes

As discussed in Proposal 2, the Board values the input of unitholders regarding our executive compensation practices. Section 14A of the Exchange Act requires the Board to invite unitholders to express their views on how frequently advisory votes on executive compensation, such as Proposal 2, should occur. Unitholders can advise the Board on whether such votes should occur every year, every two years or every three years, or may abstain from voting.

This is an advisory vote, and as such is not binding on the Board. However, the Board will take the results of the vote into account when deciding when to call for the next advisory vote on executive compensation. A scheduling vote similar to this will occur at least once every six years.

The Board has determined that an advisory vote on executive compensation held every year would best enable unitholders to timely express their views on our executive compensation program and enable the Board and the Compensation Committee to determine current unitholder sentiment. Unitholders are not being asked to approve or disapprove of the Board’s recommendation, but rather to indicate their own choice as among the frequency options.

Please vote your preference as to the frequency of holding unitholder advisory votes on executive compensation, as every year, every two years or every three years, or you may vote “abstain” on this proposal.

The Board of Directors unanimously recommends you vote for a frequency of every “1 YEAR” on Proposal 3.

Proposal 4: Ratification of Appointment of the

Independent Registered Public Accounting Firm

Upon the recommendation of the Audit Committee, approved by the Board, Grant Thornton LLP served as our independent auditors during fiscal year 2015. Grant Thornton LLP has been re-appointed as our independent auditors for fiscal year 2016. Although we are not required to seek unitholder ratification of this appointment, the Audit Committee and the Board believe it to be a matter of good corporate governance to do so. We do not anticipate that a representative of Grant Thornton LLP will be present at the Meeting.

For the years ended December 31, 2015 and 2014, the accounting fees and services (in thousands) charged by Grant Thornton, LLP, our independent auditors, were as follows:

	Years Ended December 31,
	2015	2014
Audit fees(1)	$1,565	$1,688
Audit-related fees(2)	102	134
Tax fees(3)	154	182
All other fees	—	—

Total accounting fees and services	$1,821	$2,004

(1)	Represents the aggregate fees recognized in each of the last two years for professional services rendered by Grant Thornton LLP principally for the audits of our and our subsidiaries’ annual financial statements and the quarterly reviews of our and our subsidiaries’ financial statements included in Form 10-Qs, and also for services related to our and our subsidiaries’ registration statements, Form 8-Ks and comfort letters, and audits related to the spin-off of assets associated with the Targa Merger.
(2)	Represents the aggregate fees recognized during the years ended December 31, 2015 and 2014 for professional services rendered by Grant Thornton LLP substantially related to certain necessary audit-related services in connection with the registration and/or private placement of ARP’s drilling partnerships and audits of our benefit plans.
(3)	The fees for tax services rendered related to tax compliance.

The Audit Committee, on at least an annual basis, reviews audit and non-audit services performed by Grant Thornton LLP as well as the fees charged by Grant Thornton LLP for such services. Our policy is that all audit and non-audit services must be pre-approved by the Audit Committee. All of such services and fees were pre-approved during 2015 and 2014.

If our unitholders do not ratify the selection of Grant Thornton LLP, the selection of independent auditors will be reconsidered by the Audit Committee.

The Board unanimously recommends a vote “FOR” the following proposal:

“RESOLVED, that action by the Audit Committee appointing Grant Thornton LLP as our independent registered public accounting firm for the fiscal year 2016 is hereby ratified, confirmed and approved.”

Governance Matters

GENERAL BACKGROUND

The Limited Liability Company Agreement provides that an annual meeting of the unitholders for the election of directors to the Board and other matters that the Board submits to a vote of the unitholders will be held at such date and time as may be fixed from time to time by the Board. At each annual meeting, the unitholders entitled to vote will vote as a single class for the election of directors to the Board, and will elect, by a plurality of the votes cast at such meeting, persons to serve on the Board who are nominated in accordance with the provisions of the LLC Agreement.

THE BOARD

The Board currently has eight members designated as follows:

•	Mark C. Biderman – Class I;

•	DeAnn Craig – Class I;

•	Edward E. Cohen – Class II;

•	Walter C. Jones – Class II;

•	Jeffrey F. Kupfer – Class II;

•	Jonathan Z. Cohen – Class III;

•	Dennis A. Holtz – Class III; and

•	Ellen F. Warren – Class III.

Board Leadership

Jonathan Z. Cohen serves as the Executive Chairman of the Board and Edward E. Cohen serves as our Chief Executive Officer and director. The Board believes that the most effective leadership structure at the present time is to have separate Executive Chairman of the Board and Chief Executive Officer positions because this allows the Board to benefit from having two strong voices bringing separate views and perspectives to meetings. The Chief Executive Officer and the Executive Chairman of the Board are in regular contact and to serve together with Daniel C. Herz, who serves as President, as our executive committee. Our leadership structure is also comprised of a lead independent director, board committees led and comprised of independent directors and active engagement by all directors. The Board believes that this structure provides a balance between strong company leadership and appropriate safeguards and oversight by independent directors.

In April 2015, the Board established the position of Lead Director, and appointed Dennis A. Holtz to fill the role. The Lead Director may serve as the liaison between the independent members of the Board and management on matters such as the annual Board evaluation; however, independent members of the Board also meet with management directly.

Director Independence

The Board has determined that all directors other than Edward E. Cohen and Jonathan Z. Cohen, qualify as “independent” as defined by the rules of the NYSE, which is the standard of independence adopted by the Board. These standards provide that no director qualifies as “independent” unless the Board affirmatively determines that the director has no material relationship with us or our subsidiaries (either directly or as a member, partner, shareholder or officer of an organization that has a relationship with us or any of our subsidiaries). In making this determination, the Board (i) adheres to all of the specific tests for independence included in the NYSE listing standards, and (ii) considers all other facts and circumstances it deems necessary or advisable and any standards of independence as may be established by the board from time to time. Under NYSE listing standards:

•	a director is not independent if the director is, or has been within the last three years, an employee of us or any of our subsidiaries, or if an immediate family member is, or has been within the last three years, an executive officer of us or any of our subsidiaries;

•	a director is not independent if the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from us or any of our subsidiaries, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), and other than amounts received by an immediate family member for service as an employee (other than an executive officer);

•	a director is not independent if (A) the director is a current partner or employee of a firm that is our internal or external auditor; (B) the director has an immediate family member who is a current partner of such firm; (C) the director has an immediate family member who is a current employee of such a firm and personally works on our audit; or (D) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on our audit within that time;

•	a director is not independent if the director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the present executive officers of us or any of our subsidiaries at the same time serves or served on that company’s compensation committee; and

•	a director is not independent if the director is a current employee, or if an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us or any of our subsidiaries for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The Board assesses on a regular basis, and at least annually, the independence of directors and, based on the recommendation of the Nominating and Corporate Governance Committee, will make a determination as to which members are independent.

Meetings of the Board

During the year ended December 31, 2015, the Board had 33 regularly scheduled and special meetings. There was 100% attendance at the meetings of the Board and its committees except for nine Board meetings in which seven of the eight directors attended and three Board meetings in which six of the eight directors attended.

Attendance at Annual Meetings

The Board does not have a policy with respect to Board members’ attendance at annual meetings.

Unitholder Communications with the Board

Interested parties wishing to communicate directly with the non-management directors may contact the Lead Director, Dennis A. Holtz. Correspondence to Mr. Holtz should be marked “Confidential” and sent to Mr. Holtz’s attention, c/o Atlas Energy Group, LLC, Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275. All such correspondence will be forwarded to the Lead Director.

ROLE IN RISK OVERSIGHT

General

The Board’s role in risk oversight recognizes the multifaceted nature of risk management. The Board has empowered several of its committees with aspects of risk oversight. We administer our risk oversight function through the Audit Committee, which monitors material enterprise risks, and the Environment, Health and Safety Committee, which assists in determining whether appropriate policies and management systems are in place with respect to environment, health and safety and related matters and monitors and reviews compliance with applicable environment, health and safety laws, rules and regulations. In order to assist in its oversight function, the Audit Committee oversaw the creation of the enterprise risk management committee consisting of senior officers from our various divisions that are responsible for day-to-day risk oversight. The Audit Committee meets with the members of the enterprise risk management committee as needed to discuss our risk management framework and related areas. It also reviews any major transactions or decisions affecting our risk profile or exposure, and reviews with counsel legal compliance and legal matters that could have a significant impact on our financial statements. The Audit Committee also oversees our internal audit function and is responsible for monitoring the integrity, and ensuring the transparency, of our financial reporting processes and systems of internal controls regarding finance, accounting and regulatory compliance. The Audit Committee incorporates its risk oversight function into its regular reports to the Board. The Environment, Health and Safety Committee reviews actions taken by management with respect to deficiencies identified or improvements recommended.

In addition to these committees’ role in overseeing risk management, the full Board regularly engages in discussions of the most significant risks that we face and how these risks are being managed. Our senior executives provide regular updates about our strategies and objectives and the risks inherent within them at Board and committee meetings and in regular reports. Board and committee meetings also provide a venue for directors to discuss issues of concern with management. The Board and committees may call special meetings when necessary to address specific issues or matters that should be addressed before the next regularly scheduled meeting. In addition, our directors have access to our management at all levels to discuss any matters of interest, including those related to risk. Those members of management most knowledgeable of the issues will attend Board meetings to provide additional insight into items being discussed, including risk exposures.

Compensation Programs

Our compensation policies and programs are intended to encourage employees to remain focused on both our short-term and long-term goals. Annual incentives are intended to tie a significant portion of each of the named executive officer’s compensation to our annual performance and/or that of the divisions for which the officer was responsible. We believe that the focus on revenue growth and distributable cash flow in making incentive bonus awards and unit price performance in granting equity awards provides a check on excessive risk taking. Our Code of Business Conduct and Ethics, which applies to all officers and directors, further seeks to mitigate the potential for inappropriate risk taking. We also prohibit hedging transactions involving our units, so our officers and directors cannot insulate themselves from the effects of our unit performance.

Our Compensation Committee, together with senior management, also reviews compensation programs and benefits plans affecting employees generally (in addition to those applicable to our executive officers), and we have concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. We also believe that our incentive compensation arrangements provide incentives that do not encourage risk-taking beyond our ability to effectively identify and manage significant risks; are compatible with effective internal controls and our risk management practices; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.

BOARD COMMITTEES

The Board has five standing committees:

Audit Committee. The Audit Committee’s duties include recommending to the Board the independent public accountants to audit our financial statements and establishing the scope of, and overseeing, the annual audit. The committee also approves any other services provided by public accounting firms. The Audit Committee provides assistance to the Board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence and the performance of internal audit function. The Audit Committee oversees our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that our management and the Board have established. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the committee and the independent auditors, internal accounting function and our management. In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has adopted procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, and auditing matters and to allow for the confidential, anonymous submission by employees and others of concerns regarding questionable accounting or auditing matters. The Audit Committee held seven meetings during fiscal 2015. All of the members of the Audit Committee meet the independence standards established by the NYSE and the Board. The members of the Audit Committee are Mr. Biderman, Mr. W. Jones and Mr. Kupfer. Mr. Biderman is the chair and has been determined by the Board of directors to be an “audit committee financial expert,” as defined by SEC rules. Mr. Biderman serves on the audit committees of three other public companies, two of which are affiliates of each other. The Board has determined that Mr. Biderman’s simultaneous service on these other audit committees will not impair his ability to serve effectively on the Audit Committee. The Board previously adopted a written charter for the Audit Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Compensation Committee. The principal functions of the Compensation Committee are to assist the Board in carrying out its responsibilities with respect to compensation, particularly including evaluation of the compensation paid or payable to our chief executive officer and other named executive officers. The Compensation Committee reviews compensation paid or payable under employee qualified benefit plans, employee stock option and restricted stock option plans, under individual employment agreements, and executive compensation and bonus programs. The Compensation Committee has the sole authority to select, retain and/or terminate independent compensation advisors. The Compensation Committee held six meetings during fiscal 2015. The Compensation Committee is comprised solely of independent directors, consisting of Ms. Warren and Messrs. Biderman and Holtz, with Ms. Warren acting as the chair. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. In addition, the members of the Compensation Committee qualify as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Board previously adopted a written charter for the Compensation Committee, a current copy of which is available on our web site at www.atlasenergy.com.

Investment Committee. The principal functions of the Investment Committee are to assist the Board in reviewing management investment practices, policies, strategies, transactions and performance, as well as evaluating and monitoring existing and proposed investments. The Investment Committee did not hold any meetings during fiscal 2015. All of the members of the Investment Committee are independent directors as defined by NYSE rules and in accordance with the independence standards adopted by the board. The members of the Investment Committee are Messrs. Biderman, Jones and Kupfer, with Mr. Jones and Mr. Kupfer acting as the co-chairs.

Nominating and Governance Committee. The principal functions of the Nominating and Governance Committee are to recommend to the Board the criteria for members of the Board and to identify individuals who meet such criteria, and recommend such individuals to the Board for election to fill vacancies on the Board; review all compensation paid to directors, in cash or in equity grants, and, on a biannual basis, recommend changes to such compensation, if appropriate; establish procedures for the annual self-assessment by directors set forth by the NYSE, and implement and supervise each self-assessment; and periodically review our formation documents and suggest revisions to them. The Nominating and Governance Committee held one meeting during fiscal 2015. Ms. Warren and Messrs. Holtz and Kupfer are the members of the Nominating and Governance Committee, with Mr. Holtz acting as the chair. The Board has determined that each of the members of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board. The Board previously adopted a written charter for the Nominating and Governance Committee, a current copy of which is available on our web site at www.atlasenergy.com.

The Nominating and Governance Committee will consider nominees recommended by unitholders for the 2017 annual meeting if submitted in writing to our Secretary in accordance with rules promulgated by the SEC and the LLC Agreement. See “Proposal 1: Director Nominations—Director Nomination Process” and “Unitholder Proposals or Director Nominations.”

Environment, Health and Safety Committee. The Environment, Health and Safety Committee assists the Board in determining whether we have appropriate policies and management systems in place with respect to environment, health and safety and related matters. The committee monitors the adequacy of our policies and management for addressing environment, health and safety matters consistent with prudent exploration and production industry practices. The Environment, Health and Safety Committee monitors and reviews compliance with applicable environment, health and safety laws, rules and regulations. The committee reviews actions taken by management with respect to deficiencies identified or improvements recommended. The Environment, Health and Safety Committee held four meetings during fiscal 2015. The members of the Environment, Health and Safety Committee are Dr. Craig, Ms. Warren and Messrs. Holtz and Kupfer, with Dr. Craig serving as the chair. The Board has determined that each of the members of the Environment, Health and Safety Committee is independent, as defined by the rules of the NYSE and in accordance with the independence standards adopted by the Board.

CODE OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer and principal accounting officer, as well as to persons performing services for us generally. We believe our code meets the definition of a code of ethics under the Exchange Act. Our Code of Business Conduct and Ethics is posted, and any waivers we grant to the code will be posted, on our web site at www.atlasenergy.com.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee consists of Ms. Warren and Messrs. Biderman and Holtz. None of such persons was an officer or employee of ours or any of our subsidiaries during fiscal 2015 or was formerly an officer of ours. During 2015, no members of the Compensation Committee had a relationship that must be described under the SEC rules relating to disclose of related person transactions. None of our executive officers has served on the board of directors or compensation committee of any entity that had one or more of its executive officers serving on our Board or Compensation Committee.

COMMITTEE REPORTS

Audit Committee Report

The Audit Committee has approved the following report:

In connection with its function to oversee and monitor our financial reporting process, the Audit Committee has done the following:

•	reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2015 with our management;

•	discussed with our independent auditors those matters which are required to be discussed by Auditing Standards 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and

•	received the written disclosures and the letter from our independent auditors required by applicable requirements of the PCAOB regarding our independent auditors’ communications with the Audit Committee concerning independence and discussed with the independent auditors their independence.

Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Annual Report.

Mark C. Biderman, Chair

Walter C. Jones

Jeffrey F. Kupfer

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based upon its review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Annual Report and this proxy statement.

This report has been provided by the Compensation Committee of the Board.

Ellen F. Warren, Chair

Mark C. Biderman

Dennis A. Holtz

Compensation Discussion and Analysis

For purposes of the following, the individuals listed below are collectively referred to as our or Atlas Energy’s “Named Executive Officers” or “NEOs.” Their compensation is disclosed in the tables following this discussion and analysis.

•	Edward E. Cohen, our Chief Executive Officer and Executive Chairman of ARP

•	Jeffrey M. Slotterback, our Chief Financial Officer and Chief Financial Officer of ARP

•	Jonathan Z. Cohen, our Executive Chairman of the Board and Executive Vice Chairman of the Board of ARP

•	Daniel C. Herz, our President and Chief Executive Officer of ARP

•	Mark D. Schumacher, our Senior Vice President and President of ARP

The following individuals served as NEOs immediately after the Separation but ceased to be employed by us during 2015:

•	Matthew A. Jones, President—ARP

•	Sean P. McGrath, Chief Financial Officer

Decisions relating to compensation for executive officers in 2014 and prior years were made by the Atlas Energy Compensation Committee. Following the Separation, we formed our Compensation Committee which, from and after February 2015, determines the compensation of our executive officers consistent with the compensation and benefit plans, programs and policies adopted by us. The following sections of this Compensation Discussion and Analysis describe our compensation philosophy, policies and practices during 2015 as they apply to the Named Executive Officers identified above.

COMPENSATION PROGRAM OBJECTIVES

An understanding of our executive compensation program begins with our program objectives.

•	Aligning the interests of executives and unitholders. We seek to align the interests of our executives with those of our unitholders through equity-based compensation and executive unit ownership requirements.

•	Linking rewards to performance. We seek to implement a pay-for-performance philosophy by tying a significant portion of executives’ compensation to their achievement of goals that are linked to our business strategy and each executive’s contributions towards the achievement of those goals.

•	Offering competitive compensation. We seek to offer an executive compensation program that is competitive and that helps attract, motivate and retain top performing executives.

The Compensation Committee believes that a significant portion of executive compensation should be variable and based on defined performance goals (i.e., “at risk”). Our program meets this objective by delivering compensation in the form of equity and other performance-based awards.

Note: Based on compensation for our CEO (E. Cohen) and the average for our other NEOs (J. Cohen, Herz, and Schumacher). Compensation includes base salaries after the Targa Merger and Separation, annual incentives paid for 2015, and annualized values of 2012 ARP and 2015 Atlas Energy Group long-term incentives.

What we do		What we don’t do
▲	Tie Pay to Performance. A significant portion of each executive officer’s target annual compensation is tied to corporate and individual performance, requiring the achievement of predetermined performance objectives during the performance period.	▼	Tax Gross Ups. We don’t pay tax gross ups for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

▲	Cap Annual Incentive Awards. Annual incentive awards are limited to 10% of our adjusted net distributable cash flow.	▼	Excessive Perquisites. We generally do not provide perquisites to our executives, other than automobile allowances and Deferred Compensation Plan match contributions for some of our NEOs.

▲	Utilize Stock Ownership Guidelines. We have significant unit ownership guidelines, which require our executive officers and directors to hold a multiple of their annual base salary in equity.	▼	Allow Hedging and Pledging. Our insider trading policy prohibits margining, derivative or speculative transactions, such as hedges, pledges and margin accounts for executive officers.

▲	Retain an Independent Compensation Consultant. The Compensation Committee engages an independent compensation consultant, who does not provide compensation related services to management.

▲	Employment Agreements. We have written employment agreements with a majority of our NEOs.

GOVERNANCE OF EXECUTIVE COMPENSATION

Compensation Committee

The Compensation Committee was formed at the end of February 2015 following the Separation and is comprised solely of independent directors of our Board.

The Compensation Committee is responsible for designing our compensation objectives and methodology, and evaluating the compensation to be paid to our NEOs. The Compensation Committee is also responsible for administering our stock ownership guidelines and certain employee benefit plans, including incentive plans.

Chief Executive Officer

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding the salary, bonus and incentive compensation component of each of the other NEO’s total compensation. Our Chief Executive Officer provides the Compensation Committee with key elements of our NEOs’ performance during the year or the applicable performance period to assist the committee in its determinations. Our Chief Executive Officer, at the Compensation Committee’s request, might attend committee meetings to provide insight into our NEOs’ performance, as well as the performance of other comparable companies in the same industry. The Compensation Committee determines and approves our Chief Executive Officer’s compensation based upon its evaluation of his performance.

Independent Compensation Consultant

For 2015, our Compensation Committee engaged Mercer (US) Inc. (“Mercer”), a global compensation and benefits consulting firm and wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (“Marsh”), to provide information and objective advice regarding executive compensation. Ultimately, all of the decisions with respect to our NEOs’ compensation are made by the Compensation Committee.

At the request of our Compensation Committee, Mercer worked with our senior management to develop a peer group in 2015 that reflected, to the greatest extent possible, our business mix and structure following the Separation. The peer group is comprised of 17 energy companies, nine of which are oil and gas partnerships and eight of which are upstream oil and gas companies. The entire peer group was used to gain broad perspective on compensation for our industry segment using a fairly large data sample, while the nine partnerships (“partnership peers”) allowed the committee to gain a more focused perspective on compensation at publicly-traded partnerships as well.

The members of the peer group are:

Ticker Symbol	Company Name	2014 Revenue ($ millions)
	Oil & Gas Partnerships
LINE	Linn Energy LLC	$4,983.30
CEQP	Crestwood Equity Partners LP	$3,931.30
ENLC	Enlink Midstream LLC	$3,500.40
MMP	Magellan Midstream Partners LP	$2,303.72
MWE	MarkWest Energy Partners LP	$2,176.17
BBEP	BreitBurn Energy Partners LP	$1,430.15
WGP	Western Gas Equity Partners LP	$1,273.76
VNR	Vanguard Natural Resources LLC	$788.07
LGCY	Legacy Reserves LP	$670.39
	Upstream Oil & Gas Corporations
PXD	Pioneer Natural Resources Co	$4,325
SWN	Southwestern Energy Co	$4,038
WLL	Whiting Petroleum Corp	$3,055
EQQT	EQT Corp	$2,470
RRC	Range Resources Corp.	$2,419
COG	Cabot Oil & Gas Corp	$2,173
SD	SandRidge Energy Inc	$1,559
CRZO	Carrizo Oil & Gas Inc	$710

	All Peers Summary Statistics (n=17)
	75th Percentile	$3,500
	Median	$2,304
	25th Percentile	$1,430

	Atlas Energy, L.P. (Historical)[1]	$3,669

	Atlas Energy Group, LLC	$777

[1]	Revenue of Atlas Energy at 2014 fiscal year end.

Note: Based on benchmarking of compensation as of June 2015 for Messrs. E. Cohen, J. Cohen, Herz, McGrath, and Schumacher. “% of Market” represents what percent of each market reference Atlas NEO compensation is on average (e.g., on average, Atlas NEO base salaries are 74% of 25th percentile base salary levels among the peer group).

Since Mercer’s analysis included the NEOs at June 2015, Mercer’s analysis with respect to the Chief Financial Officer is based upon the total compensation of Mr. Slotterback’s predecessor, Mr. McGrath. Since Mr. Slotterback began his tenure as Chief Financial Officer in September 2015, Mercer did not compare his total compensation to the peer group.

In a market competitive assessment against the peer group evaluating 2015 base salaries, total cash compensation (2015 base salary and 2014 actual annual incentives paid in 2015), long-term incentives and total direct compensation (representing the annualized long-term incentive award value plus total cash compensation), as well as pay mix, Mercer found that:

•	Base salaries were below the 25th percentile of the peer group and the partnership peers, except for Mr. Schumacher’s, which was competitive (defined as within 15% of a market benchmark) with the median of the peer group, and Mr. J. Cohen’s, which was competitive with the 25th percentile relative to their partnership peers matches;

•	Total cash compensation was at least competitive with the median of the peer group and the 75th percentile of the partnership peers, except Mr. E. Cohen was above the median of peer group and above the 75th percentile of the partnership peers, and Mr. J. Cohen was above the 75th percentile of both references;

•	Total direct compensation was competitive with the 25th percentile of the peer group and the partnership peers, except Mr. J. Cohen was competitive with the 75th percentile of both references, and Messrs. E. Cohen and Herz’s were competitive with the 25th percentile of both references; and

•	Prior to the award of our equity, the annualized value of long-term incentives previously granted to the NEOs was below the 25th percentile of both references, except Mr. J. Cohen was between the 25th percentile and the median of the partnership peers.

Immediately following the Separation, the Compensation Committee acknowledged the importance of awarding equity to retain and incentivize the NEOs and other employees. Therefore, it asked Mercer to conduct an analysis with respect to our proposed long-term incentive awards, taking into account the value of ARP long-term incentive awards that had been previously granted. In its analysis, Mercer found that the annualized value of our proposed grants fell below the 25th percentile relative to both peer references.

Following receipt of Mercer’s analysis with respect to our proposed long-term incentives to the NEOs, in June 2015, the Compensation Committee approved the proposed equity grants. See “Determination of 2015 Compensation Amounts—Long-Term Incentives.”

A critical criterion in the Compensation Committee’s selection of Mercer to provide executive and director compensation consulting services was that Mercer does not provide any other executive compensation consulting services to us or our affiliated companies other than insurance brokerage services provided by its parent company, Marsh. Our directors and officers are also required to complete questionnaires on an annual basis, which allows us to review whether there are any potential conflicts as a result of personal or business relationships. There were no business or personal relationships between the consultants from Mercer who work with us and our directors and executive officers other than the executive compensation consulting described herein. The Committee also determined that the reporting relationship and the compensation of Mercer were separate from, and not determined by reference to, Mercer’s or Marsh’s other lines of business or any other work for us. Further, the Compensation Committee is aware that in the ordinary course of business we use Marsh’s insurance broker services, but it does not monitor or approve those services. Mercer’s fees for executive compensation consulting services provided to the Compensation Committee in 2015 were $119,900. The fees paid for Marsh’s insurance broker services were $994,993.

Timing of Compensation Decision Process

Immediately following the Separation, in consultation with our Chief Executive Officer, the Compensation Committee recommended that the base salaries of the NEOs at that time be reduced to reflect our post-Separation company. The Compensation Committee then engaged Mercer to develop a peer group and conduct a competitive analysis with respect to proposed equity grants. See “Independent Compensation Consultant.”

Recognizing the importance of retaining executive talent, in consultation with Mercer, the Compensation Committee reviewed and approved employment agreements for Messrs. E. Cohen, J. Cohen, Herz and Schumacher. See “Executive Compensation—Employment Agreements.” The Compensation Committee, with input from management and Mercer, then worked on developing the 2015 performance measurements under the Annual Incentive Plan for Senior Executives (the “Senior Executive Plan”).

In January 2016, after the conclusion of the 2015 performance period, the Compensation Committee determined that the threshold criteria in the performance metrics had been met and approved variable pay awards under the Senior Executive Plan. At the same time, the Compensation Committee made recommendations regarding base pay for the NEOs for 2016.

It is anticipated that before the end of the first quarter of 2016, the Compensation Committee will review and approve a performance formula under the Senior Executive Plan for the 2016 performance period, which is the current year. We anticipate that our Compensation Committee will evaluate 2016 performance and corresponding compensation following the end of 2016.

ELEMENTS OF OUR COMPENSATION PROGRAM

Until the closing of the Separation in February 2015, the Atlas Energy Compensation Committee was responsible for making the compensation decisions for the NEOs of Atlas Energy. Such decisions included the award of transaction incentives in connection with the Separation. See “Determination of 2015 Compensation Amounts—Separation Incentives and Related Compensation.” Additionally, as part of the Separation, we assumed Atlas Energy’s 401(k) Plan, its Executive Excess 401(k) Plan and the J. Cohen consulting agreement related to Lightfoot. See “Additional Information Concerning Executive Compensation—Consulting Agreement with Mr. J. Cohen.”

Component	Type of Pay	Purpose	Key Characteristics
Base salary	Fixed	Provide fixed compensation for performance of core duties that contribute to our success. Not intended to compensate for achievement of performance metrics or for extraordinary performance.	Fixed compensation that is reviewed annually and adjusted if and when appropriate.

Annual incentives	Performance-based	Motivate NEOs to achieve annual performance targets.	Variable performance-based cash and/or equity awards tied to pre-established performance goals.

Long-term incentives	Performance-based	Align compensation with changes in unit prices and unitholder return experience.	Time-vested phantom stock and option awards, including ARP equity-based awards.

Base Salary

Base salary is intended to provide fixed compensation to the NEOs for their performance of core duties that contribute to our success. Base salaries represent one component of our compensation strategy and are not contingent upon the achievement of performance metrics and/or intended to compensate individuals for performance which exceeds expectations.

Annual Incentives

Annual incentives are intended to tie a significant portion of each of the NEO’s compensation to our annual performance and/or that of our subsidiaries or divisions for which the officer is responsible. Generally, the higher the level of responsibility of the executive within our company, the greater is the incentive component of that executive’s target total cash compensation. The Compensation Committee may recommend awards of performance-based variable pay and, on rare occasions, discretionary bonuses.

Performance-Based Variable Pay

The Senior Executive Plan is designed to award variable pay for achievement of predetermined performance measurements during a performance period. Going forward, it is expected that the applicable performance period will be the current fiscal year; however, for 2015, the performance period began at the end of February following the Separation and concluded at the end of 2015. During the 2015 performance period, each of the current NEOs participated in the Senior Executive Plan. Awards under the Senior Executive Plan may be paid in cash or in a combination of cash and time-vesting equity.

As soon as was practicable after the Separation, the Compensation Committee approved the performance measurements for the 2015 performance period. The measurements were in the areas of cost control, private channel fund raise, production, and environment, health and safety. The Committee determined that, outside of exceptional circumstances, no performance-based variable pay would be made to any NEO unless we achieved a minimum threshold of at least three of the six performance measurements during the performance period. Furthermore, since we acquired the exploration and production assets through the Separation, the performance measurements involving a 3-year average were based upon the performance results of ARP and/or Atlas Energy:

1.	Cost control: The average Eagle Ford Shale Well authorization for expenditure for 2015 must be lower than 85% of the 2014 Average Eagle Ford Shale Well authorization for expenditure.

2.	Cost control: Our general and administrative expense for 2015 must be lower than the prior 3-year average general and administrative expense.

3.	Private Channel Fund Raise Performance: For 2015, we must achieve 75% of the prior 3-year average of private channel fund raise.

4.	Production Margin Performance: The 2015 value of our hedge positions realized during the year must exceed the prior 3-year average value of commodity hedge positions.

5.	Production Margin Performance: Our 2015 production gross margin per mcfe must exceed the prior 3-year average production gross margin per mcfe.

6.	Environmental: We shall have fewer reportable spills and fewer violations in 2015 than in 2014.

The Compensation Committee determined that if we achieved at least three of the six measurements listed above, our NEOs would be eligible to receive an award paid from a variable pay pool. The maximum amount available to be paid in variable pay is equal to a maximum of 10% of our adjusted net distributable cash flow for the 2015 calendar year period, calculated as the total operating subsidiary distributable cash flow less our general and administrative expense (excluding bonus expense recognized during the period), plus other income, less preferred payments, less stand-alone interest expense. For the purpose of the performance formulas, the operating subsidiary distributable cash flow represents our ownership interest in the distributable cash flow of our operating subsidiaries, regardless of whether such cash was actually distributed.

Pursuant to the Senior Executive Plan, the Compensation Committee had discretion to recommend reductions, but not increases, in the maximum awards. The maximum award, expressed as a percentage of our adjusted distributable cash flow for 2015, for each participant was as follows: Mr. E. Cohen, 3.20% ($3,100,000); Mr. J. Cohen, 3.20% ($3,100,000); Mr. Herz, 1.70% ($1,600,000); Mr. Schumacher, 1.20% ($1,200,000); and Mr. Slotterback, 0.70% ($700,000). While the final maximum variable pay pool was $9,700,000, actual awards made to the NEOs totaled $2,350,000, or approximately 24% of the maximum variable pay pool.

Discretionary Bonuses

In exceptional circumstances, discretionary bonuses can be awarded to recognize individual and group performance without regard to limitations otherwise in effect. The Compensation Committee did not award any discretionary bonuses with respect to our performance for the applicable performance period.

Long-Term Incentives

We believe that our long-term success depends upon aligning our executives’ and unitholders’ interests. To support this objective, we provide our executives with various means to become significant equity holders, including awards under our 2015 Long-Term Incentive Plan (the “2015 LTIP”). Under the 2015 LTIP, the Compensation Committee may recommend grants of equity awards in the form of restricted stock, options and/or phantom units. Generally, the unit options and phantom units vest over a three- or four-year period.

Our NEOs are also eligible to receive awards under the Atlas Resource Partners, L.P. 2012 Long-Term Incentive Plan, which we refer to as the ARP Plan.

ADDITIONAL INFORMATION CONCERNING EXECUTIVE COMPENSATION

Deferred Compensation

All of our employees may participate in our 401(k) plan, which is a qualified defined contribution plan designed to help participating employees accumulate funds for retirement. This plan was originally known as the Atlas Energy 401(k) Plan and was assumed by us in connection with the Separation. In February 2015, we also assumed the Atlas Energy Executive Excess 401(k) Plan (now known as the “Deferred Compensation Plan”), a nonqualified deferred compensation plan that was designed to permit individuals who exceeded certain income thresholds as established by the IRS and who might be subject to compensation and/or contribution limitations under what was then the Atlas Energy 401(k) plan and is now the Atlas Energy Group 401(k) Plan to defer an additional portion of their compensation. The purpose of the Deferred Compensation Plan is to provide participants with an incentive for a long-term career with us by providing them with an appropriate level of replacement income upon retirement. Under the Deferred Compensation Plan, a participant may contribute to an account an amount up to 10% of annual cash compensation (which means a participant’s salary and non-performance-based bonus) and up to 100% of all performance-based bonuses. We are obligated to make matching contributions on a dollar-for-dollar basis of the amount deferred by the participant subject to a maximum matching contribution equal to 50% of the participant’s base salary for any calendar year. We do not pay above-market or preferential earnings on deferred compensation. Participation in the Deferred Compensation Plan is available pursuant to the terms of an individual’s employment agreement or at the designation of the Compensation Committee. During 2015, Messrs. E. Cohen and J. Cohen were the only participants in the Deferred Compensation Plan. For further details, please see “2015 Nonqualified Deferred Compensation” table.

Unit Ownership Guidelines for NEOs

The Compensation Committee established unit ownership guidelines for our NEOs pursuant to which these executives are expected to hold a minimum number of our common units equal to a specified multiple of their annual base salaries, as follows:

Position	Required ownership multiple (1)
Chief Executive Officer	Five (5) times annual base salary
Executive Chair	Four (4) times annual base salary
President	Three (3) times annual base salary
Chief Financial Officer	Three (3) times annual base salary
Executive Vice Presidents	Three (3) times annual base salary
Senior Vice Presidents	Two (2) times annual base salary

(1)	The number of equity units necessary to reach the required ownership multiple was calculated based upon the fair market value of the units when the guidelines were implemented or at the time the executive was promoted to serve as an NEO.

Equity interests that count toward the satisfaction of the ownership guidelines include common units held directly or indirectly by the executive, including common units purchased on the open market or acquired upon the exercise of a unit option or upon conversion of Series A preferred units, and common units remaining or received upon the settlement of restricted stock and phantom units, and vested units allocated to the executive’s account under any qualified plan. Common units of ARP may also satisfy the ownership guidelines so long as at least 50% of an executive’s holdings are our common units. Executives have five years from the date of the commencement of the guidelines or the date the executive was designated a covered executive by the Compensation Committee, whichever was later, to attain these ownership levels. Executives who become subject to the guidelines as the result of a promotion have three years to attain the ownership level. If an executive officer does not meet the applicable guideline by the end of the applicable period, the executive officer may be required to hold any net units resulting from any future vesting of restricted or phantom units or exercise of options until the guideline is met. The Compensation Committee believes these guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our unitholders and encourages our executive officers to consider the long-term perspective when managing our company. The Compensation Committee has the discretion to re-evaluate and revise an executive’s target ownership requirement in light of changes in the executive’s annual base salary or changes in the trading price of our common units.

No Hedging of Company Stock

All of our employees are prohibited from hedging their company units.

No Tax Gross-Ups

We do not provide tax reimbursements to our NEOs.

Perquisites

At the discretion of the Compensation Committee, we provide perquisites to our NEOs. In 2015, the benefits provided to the NEOs were limited to providing automobile allowances or automobile-related expenses to Messrs. E. Cohen, Herz and Schumacher.

Consulting Agreement with Mr. J. Cohen

We acquired Atlas Energy’s direct and indirect ownership interests in the Lightfoot entities as part of the assets and liabilities acquired in connection with the Separation. As part of the transaction, we also assumed the obligations under an agreement pursuant to which Mr. J. Cohen receives compensation in recognition of his role in negotiating and structuring the investment and his continued service as chair of Lightfoot GP. Pursuant to the agreement, Mr. J. Cohen receives an amount equal to 10% of the distributions that we receive from the Lightfoot entities, excluding amounts that constitute a return of capital.

DETERMINATION OF 2015 COMPENSATION AMOUNTS

In January 2016, the Compensation Committee consulted with Mercer, with our Chief Executive Officer participating, to evaluate our performance and to approve variable pay awards to NEOs as well as to review base salaries for 2016. At the Committee’s request, Mercer provided the committee with an analysis of the proposed variable pay awards under the Senior Executive Plan and a benchmark of the proposed NEO base salaries for 2016 relative to the peer group.

Base Salary

Immediately following the Targa Merger and Separation, upon recommendation from our CEO, the Compensation Committee approved the reduction of the 2014 base salaries of Messrs. E. Cohen, J. Cohen, Herz, Jones and McGrath. The Committee recognized that our initial size was smaller than our predecessor and approved reductions in the then NEOs’ base salaries to reflect that fact. Mr. E. Cohen’s base salary was reduced from $1,000,000 to $350,000; Mr. J. Cohen’s base salary was reduced from $700,000 to $350,000; Mr. Herz’s base salary was reduced from $400,000 to $275,000; Mr. Jones base salary was reduced from $400,000 to $275,000 and Mr. McGrath’s base salary was reduced from $400,000 to $275,000.

During 2015, however, there were management changes that necessitated further adjustments to base salaries. In April 2015, Mr. Herz was appointed President and the Compensation Committee approved an increase in his base salary to $350,000 to reflect his increased responsibilities. Upon Mr. Slotterback’s promotion to serve as Chief Financial Officer in the fall of 2015, the committee approved a base salary of $275,000, which was the same base salary as that of his predecessor, Mr. McGrath.

In January 2016, the Compensation Committee engaged Mercer to conduct an analysis of historical short-term incentives and benchmarking of base salaries of all of our NEOs using the market data from the 2015 market competitive assessment. The Compensation Committee considered the analysis and benchmarking and approved increases to Messrs. E. Cohen and J. Cohen’s base salaries not to 2014 levels but to $700,000 and $500,000, respectively, to bring their base salaries to the median of the peer group. The committee recognized the further increased role that Mr. Herz had undertaken in challenging times and approved an increase in his 2016 base salary to $500,000, an amount that is competitive with the peer group. The committee maintained the base salaries of Messrs. Slotterback and Schumacher at 2015 levels. Mr. Slotterback’s base salary was below the median of the peer group and Mr. Schumacher’s base salary was competitive with the median.

Annual Incentives—Performance-Based Variable Pay

Summary of performance factors that determine variable pay

•    No awards are made unless at least three of the six performance metrics is met, except in exceptionally rare circumstances

•    Equity awards vest over time—a delayed payout feature that further aligns interests of NEOs with sustainable long-term growth in unitholder value

After the end of the 2015 fiscal year, the Compensation Committee considered incentive awards pursuant to the Senior Executive Plan based on our performance during the 2015 performance period. In determining the actual amounts to be paid to our NEOs, the Compensation Committee considered both individual and company performance. Our Chief Executive Officer made recommendations of incentive award amounts based upon our performance as well as the performance of our subsidiaries; however, the Compensation Committee had the discretion to approve, reject or modify the recommendations. Further, the committee had the discretion to reduce, but not increase, the maximum variable pay awards available under the Senior Executive Plan.

The Compensation Committee noted that although 2015 was a difficult year for the oil and gas industry, our management had demonstrated their ability to navigate the challenging market conditions. The Compensation Committee noted that despite a difficult lending market, ARP negotiated a term loan of $250 million from a hedge fund in early 2015. Further, the Compensation Committee acknowledged that management had taken preemptive actions by successfully negotiating with ARP’s bank syndicate a suspension of key debt covenants until 2017. The Compensation Committee recognized that in order to avoid threatened violation of its ratio of adjusted consolidated net tangible assets to total debt, management negotiated with the holders of ARP’s 9.25% senior notes due 2021 to materially increase the fixed dollar amount in the basket for secured credit facility indebtedness to $1.050 billion from approximately $500 million and ARP’s 7.75% senior notes due 2021 to $1 billion from $500 million. Management protected ARP’s operating cash flow with significant hedging revenues. As a result, ARP realized an average oil price of $84 per barrel as compared to an average spot oil price of $49 per barrel, and a natural gas price of $3.38 per mcf as compared to a spot price average of $2.67 per mcf. At December 31, 2015, ARP’s unrealized hedge gain was approximately $375 million. The Compensation Committee also noted that management also effectuated approximately $50 million in cost reductions in 2015. Operating expense declined by $34 million compared to 2014, and general and administrative expenses were reduced by $15 million.

In making its determination with respect to variable pay awards to the NEOs, the Compensation Committee found that we had achieved all six performance measures set forth in the performance formula. The Compensation Committee commended management for its ability, during adverse times, to maintain a gross margin in excess of $270 million and an adjusted distributable cash flow of approximately $97 million, resulting in a maximum variable pay pool of approximately $9.7 million. The Compensation Committee found that we had achieved both of our cost control related measurements—the average Eagle Ford shale well authorization for expenditure for 2015 was lower than 85% of the 2014 Average Eagle Ford shale well authorization for expenditure, and our 2015 general and administrative expense of $96 million was lower than the 3-year average of $101 million. Additionally, we achieved 75% of the 3-year average of our private channel funds raised of $187.5 million by raising $172.4 million. As discussed above, the Compensation Committee found that the 2015 value of our hedge positions realized during the year exceeded the 3-year average value of commodity hedge positions of $106.4 million, as the 2015 value was $179.5 million. The 2015 gross margin per mcfe of $2.89 exceeded the 3-year average of $2.61. Finally, we experienced fewer reportable spills and fewer environmental violations in 2015 than in 2014.

The Compensation Committee took into consideration both our overall performance during the year together with the achievement of the performance measurements and, while recognizing the strong performance during challenging times, ultimately awarded variable pay awards that were well below the maximum potential awards for each of the NEOs as follows: Mr. E. Cohen, 10% of maximum potential award, Mr. J. Cohen, 8% of maximum potential award, Mr. Herz, 63% of maximum potential award, Mr. Schumacher, 42% of maximum potential award; and Mr. Slotterback, 43% of maximum potential award. Awards represented a smaller portion of maximum potential awards for the participants in a similar plan last year (Mr. E. Cohen 10% (2015) versus 13% (2014) and Mr. J. Cohen 8% (2015) versus 15% (2014).

Named Executive Officer	Maximum percentage of variable pay pool (10%)	Maximum potential awards	Actual awards	Actual awards as percentage of maximum potential awards
Edward E. Cohen	3.20%	$3,100,000	$300,000	10.00%
Jonathan Z. Cohen	3.20%	$3,100,000	$250,000	8.00%
Daniel C. Herz	1.70%	$1,600,000	$1,000,000	63.00%
Mark D. Schumacher	1.20%	$1,200,000	$500,000	42.00%
Jeffrey M. Slotterback	0.70%	$700,000	$300,000	43.00%

Long-Term Incentives

In an effort to retain the NEOs and all other employees, in June 2015, the Compensation Committee granted our phantom units to all of our employees and to the NEOs as follows: Mr. E. Cohen—250,000 phantom units; Mr. J. Cohen—250,000 phantom units; Mr. Herz—250,000 phantom units; Mr. Schumacher—175,000 phantom units, Mr. Slotterback—35,000 phantom units; and Mr. McGrath—175,000. Mr. McGrath forfeited the award upon his departure. These awards are to vest one-third on each anniversary of the grant. The Compensation Committee recognized that such continuity grants were critical to retention of executive and other employees even in a “soft” energy market.

Separation Incentives and Related Compensation

In addition, in connection with the Separation and Targa Merger, outstanding Atlas Energy and Atlas Pipeline Partners, L.P., which we refer to as “APL,” equity awards held by our employees generally, including our Named Executive Officers, were treated as follows:

•	Each option to purchase Atlas Energy common units was converted into an adjusted Atlas Energy option and an option for our common units. The exercise price and number of units subject to each option was adjusted in order to preserve the aggregate intrinsic value of the original Atlas Energy option as measured immediately before and immediately after the Separation, subject to rounding.

•	Holders of Atlas Energy phantom unit awards, including Atlas Energy non-employee directors, retained those awards and also received a phantom unit award covering a number of our common units that reflected the distribution to Atlas Energy unitholders, determined by applying the distribution ratio to Atlas Energy phantom unit awards as though they were actual Atlas Energy common units.

•	Immediately following the Separation, all of our options and phantom unit awards were cancelled and settled for the implied value of a common unit less, in the case of our options, the applicable exercise price. All of our options and phantom unit awards were settled in cash.

•	The adjusted Atlas Energy equity awards were cancelled and converted or settled as provided in the Targa merger agreement.

•	APL equity awards were cancelled and converted or settled as provided in the APL merger agreement.

ARP equity awards were not adjusted in connection with the Separation and remain outstanding in accordance with their respective terms.

Messrs. E. Cohen, J. Cohen, Herz and Jones received termination payments in connection with their then-existing employment agreements which were terminated as a result of the Targa Merger.

Compensation of Named Executive Officers

THE SUMMARY COMPENSATION TABLE BELOW INCLUDES PAYMENTS MADE IN CONNECTION WITH THE $7.7 BILLION TARGA MERGER. THE FOOTNOTES TO THE SUMMARY COMPENSATION TABLE DELINEATE WHICH AMOUNTS ARE ATTRIBUTABLE TO THE TARGA MERGER.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary ($)	Bonus ($)	Unit awards ($)(1)	Option awards ($)	Non-equity incentive plan compensation ($)(2)	All other compensation ($)(10)		Total ($)
Edward E. Cohen Chief Executive Officer	2015	475,000	—	1,607,500		300,000	72,453,196	(3)	74,835,696
	2014	1,000,000	—	17,812,798	—	2,000,000	4,178,447		24,991,245
	2013	1,000,000	—	3,775,488	—	1,200,000	1,611,182		7,586,670

Jeffrey M. Slotterback Chief Financial Officer	2015	205,384	—	225,050	—	300,000	735,912	(4)	1,466,347

Sean P. McGrath Chief Financial Officer(11)	2015	262,019	—	1,125,250	—	—	4,571,553	(5)	5,958,822
	2014	400,000	—	3,411,694	—	600,000	236,718		4,648,412
	2013	350,000	—	499,973	—	600,000	159,851		1,609,824

Jonathan Z. Cohen Executive Chairman of the Board	2015	417,308	—	1,607,500	—	250,000	63,058,149	(6)	65,332,956
	2014	700,000	—	17,312,821	—	2,000,000	3,766,497		23,779,318
	2013	700,000	—	3,575,468	—	1,200,000	1,481,840		6,957,308

Daniel C. Herz President	2015	325,000	—	1,607,500	—	1,000,000	14,975,844	(7)	17,908,343
	2014	392,308	750,000	5,844,469	—	—	1,042,524		8,029,301
	2013	341,923	750,000	1,487,723	—	—	469,533		3,049,179

Mark D. Schumacher Senior Vice President	2015	375,000	—	1,125,250	—	500,000	1,680,655	(8)	3,680,905

Matthew A. Jones President –ARP	2015	132,981	—		—	—	14,884,855	(9)	15,017,836
	2014	400,000	—	4,945,806	—	750,000	593,093		6,688,899
	2013	400,000	—	1,099,995	—	750,000	480,892		2,730,887

(1)	For fiscal year 2015, the amounts reflect the grant date fair value of the phantom units under the 2015 LTIP. The grant date fair value was determined in accordance with FASB ASC Topic 718 and is based on the market value on the grant date of Atlas Energy Group units (June 2015). See “Compensation Discussion & Analysis—Determination of 2015 Compensation Amounts—Long-Term Incentives.” For fiscal year 2014, the amounts reflect the grant date fair value of the phantom units under the Atlas Energy Plans and the APL Plans. The grant date fair value was determined in accordance with FASB ASC Topic 718 and is based on the market value on the grant date of Atlas Energy units (February 2014 and June 2014) and APL units (February 2014 and June 2014 for Messrs. E. Cohen, J. Cohen, and Herz). For fiscal year 2013, unit awards include bonus payments attributable to 2013 performance and continuity grants. Atlas Energy and APL grants in fiscal year 2013 were awarded as part of the bonus process. For fiscal year 2013, the amounts reflect the grant date fair value of the phantom units under the Atlas Energy Plans and the APL Plans.
(2)	Amounts in this column reflect variable pay awards made under the Senior Executive Plan.
(3)	Comprised of (i) payments on DERs of $317,237 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $29,490 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $100,800 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $524,423 under the Atlas Energy Deferred Compensation Plan, (v) tax, title and insurance premiums for Mr. E. Cohen’s automobile. The “All Other Compensation” amount also includes payments related to the Targa Merger as follows: (i) cash-out of Atlas Energy and APL equity awards of $38,463,425, (ii) cash severance of $32,538,286, and (iii) pro-rated cash annual incentive of $476,712.
(4)	Comprised of (i) payments on DERs of $8,168 with respect to the phantom units awarded under the Atlas Energy Plans and (ii) payments on DERs of $3,148 with respect to the phantom units awarded under the ARP Plan. The “All Other Compensation” amount also includes (i) a cash-out of Atlas Energy equity awards of $629,597 and (ii) a bonus of $95,000 related to the Targa Merger.
(5)	Comprised of (i) payments on DERs of $54,876 with respect to the phantom units awarded under the Atlas Energy Plans, and (ii) payments on DERs of $23,368 with respect to the phantom units awarded under the ARP Plan. The “All Other Compensation” amount also includes (i) a cash-out of Atlas Energy equity awards of $4,120,809 and (ii) a bonus of $372,500 related to the Targa Merger.

(6)	Comprised of (i) payments on DERs of $289,181 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $29,490 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $100,800 with respect to the phantom units awarded under the APL Plans, (iv) a matching contribution of $ 375,577 under the Atlas Energy Deferred Compensation Plan, and (v) $284,707 paid under the agreement relating to Lightfoot. The “All Other Compensation” amount also includes payments related to the Targa Merger as follows: (i) cash-out of Atlas Energy and APL equity awards of $30,613,393, (iii) cash severance of $30,888,289, and (iii) pro-rated cash annual incentive of $476,712.
(7)	Comprised of (i) payments on DERs of $122,713 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $13,762 with respect to the phantom units awarded under the ARP Plan, (iii) payments on DERs of $36,640 with respect to the phantom units awarded under the APL Plans, and (iv) an automobile allowance. The “All Other Compensation” amount also includes payments related to the Targa Merger as follows: (i) cash-out of Atlas Energy and APL equity awards of $11,926,461, (ii) cash severance of $2,866,667, and (iii) pro-rated cash annual incentive of $182,740.
(8)	Comprised of (i) payments on DERs of $24,858 with respect to the phantom units awarded under the Atlas Energy Plans, (ii) payments on DERs of $96,255 with respect to the phantom units awarded under the ARP Plan; and (iii) an automobile allowance. The “All Other Compensation” amount also includes a cash-out of Atlas Energy equity awards of $1,549,943 related to the Targa Merger.
(9)	Comprised of (i) payments on DERs of $126,549 with respect to the phantom units awarded under the Atlas Energy Plans; (ii) payments on DERs of $19,660 with respect to the phantom units awarded under the ARP Plan, and (iii) an automobile allowance. The “All Other Compensation” amount also includes payments related to the Targa Merger as follows: (i) a cash-out of Atlas Energy equity awards of $11,835,208, (ii) cash severance of $2,900,000, and (iii) pro-rated cash annual incentive of $119,178.
(10)	These sums do not include amounts paid by Targa to extinguish equity holdings by employees of Atlas Energy. These sums were as follows: Mr. E. Cohen—$16,531,532, Mr. J. Cohen—$15,060,042, Mr. Herz—$6,349,284, Mr. Slotterback—$414,905, Mr. Schumacher—$1,282,541, Mr. McGrath—$2,903,251; and Mr. Jones—$6,682,909.
(11)	We announced in August 2015 that Mr. McGrath resigned from his position as Chief Financial Officer.
(12)	We announced in April 2015 that Mr. Jones retired from his position as President—ARP.

Messrs. E. Cohen, McGrath, J. Cohen, Herz and Jones were Named Executive Officers of Atlas Energy prior to the Separation; therefore, the information provided for fiscal years 2014 and 2013, as well as for the first two months of 2015 reflects compensation earned at Atlas Energy. Although Messrs. McGrath and Jones each resigned during 2015, information concerning their compensation is included in the above table since Mr. McGrath served as Chief Financial Officer during part of 2015 and Mr. Jones was one of the most highly compensated employees during that year. Prior to the Separation, the compensation decisions regarding the Named Executive Officers were made by the Atlas Energy Compensation Committee based upon Atlas Energy’s performance. Executive compensation decisions following the Separation were made by our Compensation Committee. All references in the above and subsequent tables to options or phantom units relate to awards granted by us, APL or ARP.

2015 GRANTS OF PLAN-BASED AWARDS

	Estimated possible payments under non-equity incentive plan awards(1)			Grant date	All other stock awards: Number of units		All other option awards: Number of securities underlying options	Exercise or base price of option awards ($/Unit)	Grant date fair value of unit and option awards ($)(3)
Name	Threshold ($)	Target ($)	Maximum ($)
Edward E. Cohen	—	—	3,100,000	6/8/15	250,000	(2)	—	—	1,607,500
Jeffrey M. Slotterback	—	—	700,000	6/8/15	35,000	(2)	—	—	225,050
Jonathan Z. Cohen	—	—	3,100,000	6/8/15	250,000	(2)	—	—	1,607,500
Daniel C. Herz	—	—	1,600,000	6/8/15	250,000	(2)	—	—	1,607,500
Mark D. Schumacher	—	—	1,200,000	6/8/15	175,000	(2)	—	—	1,125,250
Sean P. McGrath	—	—	—	6/8/15	175,000	(2)	—	—	1,125,250
Matthew A. Jones	—	—	—	—	—		—	—	—

(1)	Represents performance-based bonuses under our Senior Executive Plan that may be paid in cash and/or equity. As discussed under “Compensation Discussion and Analysis—Elements of Our Compensation Program—Annual Incentives” and “—Performance-Based Variable Pay,” our Compensation Committee set performance measurements related to cost control, private channel fund raise, production, and environment, health and safety, and established maximum awards, but not minimum or target amounts, for each eligible NEO. The Compensation Committee did not award any equity awards under the Senior Executive Plan.
(2)	Represents phantom units granted under the 2015 LTIP.
(3)	The grant date fair value was calculated in accordance with FASB ASC Topic 718.

EMPLOYMENT AGREEMENTS AND POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

We have employment agreements with certain of our NEOs that provide for severance compensation to be paid if such NEOs’ employment is terminated under certain conditions.

Terms Used

“Good reason” is defined in Mr. E. Cohen’s and Mr. J. Cohen’s employment agreements as:

•	a material reduction in base salary;

•	a demotion from his position;

•	a material reduction in duties, it being deemed such a material reduction if we cease to be a public company unless we become a subsidiary of a public company and,

•	in the case of Mr. E. Cohen, he becomes the chief executive officer of the public parent immediately following the applicable transaction;

•	in the case of Mr. J. Cohen, he becomes the executive chairman of the board of directors of the public parent immediately following the applicable transaction;

•	failure to be elected to our board; or

•	any material breach of the agreement by us.

“Good reason” is defined in Messrs. Herz’s and Schumacher’s employment agreements as:

•	a material reduction in base salary;

•	a demotion from his position and,

•	in the case of Mr. Herz, it being deemed such a demotion if we or a successor entity ceases to be a public company;

•	a material reduction in duties and

•	in the case of Mr. Herz, it being deemed such a material reduction if the executive is not an officer of any successor entity with the same or greater responsibilities as his current position;

•	a requirement of the executive to relocate to a location more than 35 miles from the executive’s previous location;

•	any material breach of the agreement.

“Cause” is defined in Mr. E. Cohen’s and Mr. J. Cohen’s employment agreements as:

•	the executive is convicted of a felony, or any crime involving fraud or embezzlement;

•	the executive intentionally and continually fails to perform his reasonably assigned duties (other than as a result of incapacity due to physical or mental illness), which failure was materially and demonstrably detrimental to us and continues for 30 days after written notice signed by a majority of our independent directors is delivered to the executive; or

•	the executive is determined, through arbitration, to have materially breached the restrictive covenants in the agreement.

“Cause” is defined in Messrs. Herz’s and Schumacher’s employment agreements as:

•	the executive commits any demonstrable and material act of fraud;

•	illegal or gross misconduct that is willful and resulted in damage to our business or reputation;

•	the executive is convicted of a felony or any crime involving fraud or embezzlement;

•	failure to substantially perform his duties (other than as a result of physical or mental illness or injury) after written demand and a reasonable opportunity to cure; or

•	failure to follow reasonable written instructions which are consistent with his duties and not in violation of any applicable law.

Edward E. Cohen

Effective September 4, 2015, we and ARP entered into an employment agreement with Mr. Cohen to secure his service as our Chief Executive Officer. The agreement has a term of three years, which automatically renews daily unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an annual base salary of $350,000, which can be increased at the discretion of our Compensation Committee pursuant to its normal performance review policies for senior level executives, but cannot be decreased. Mr. Cohen is entitled to receive cash and non-cash bonus compensation in such amounts as our Board or the Compensation Committee may approve or under the terms of any incentive plan that we maintain for our senior level executives. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs provided by us for our senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for Mr. Cohen’s position. Mr. Cohen is also entitled to participate in all employee welfare benefit plans and programs or executive perquisites made available to our senior level executives as a group or to our employees generally, as well as the reimbursement of reasonable expenses related to Mr. Cohen’s employment. We are required to maintain a term life insurance policy on Mr. Cohen’s life that provides a death benefit of $3 million to one or more beneficiaries designated by Mr. Cohen, which such policy, at his request, can be assumed by Mr. Cohen upon a termination of employment, if and as allowed by the applicable insurance company.

The agreement provides the following benefits in the event of a termination of employment:

•	Upon termination of employment due to death, all equity awards held by Mr. Cohen will accelerate and vest in full upon the later of the termination of employment or six months after the date of grant of the awards (“Acceleration of Equity Vesting”), and Mr. Cohen’s estate is entitled to receive, in addition to payment of all accrued and unpaid amounts of base salary, cash incentive compensation earned for any year prior to the year in which the termination occurs, vacation and business expenses (“Accrued Obligations”), and a prorated annual bonus for the year of termination, which shall be no less than the amount of the cash incentive compensation awarded in respect of the prior fiscal year, if any, prorated for the number of days in the current year prior to such termination (the “Pro Rata Bonus”).

•	We may terminate Mr. Cohen’s employment if he were unable to perform the material duties of his employment for 180 days in any 12-month period because of physical or mental injury or illness which constitutes a disability for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, but we are required to pay his base salary until we act to terminate his employment. Upon termination of employment due to disability, Mr. Cohen would receive the Accrued Obligations, all amounts payable under our long-term disability plans, if any, three years’ continuation of group term life and health insurance benefits for himself and, where applicable, his spouse and dependents (or, alternatively, we can elect to pay Mr. Cohen cash in lieu of such coverage in an amount equal to three years’ healthcare coverage at COBRA rates and the premiums we would have paid during the three-year period for such life insurance) (such coverage, the “Continued Benefits”), Acceleration of Equity Vesting and the Pro Rata Bonus.

•	Upon termination of employment by us without cause or by Mr. Cohen for good reason, Mr. Cohen is entitled to either (i) if he does not execute and does not revoke a release of claims against us and related parties, payment of the Accrued Obligations, or (ii) in addition to payment of the Accrued Obligations, if he executes and does not revoke a release of claims against us and related parties, (A) a lump sum cash payment in an amount equal to three times his average compensation (which is defined generally as the sum of (1) his annualized base salary in effect immediately before the termination of employment plus (2) the average of the bonuses earned for the three years preceding the year in which the termination occurs), (B) Continued Benefits for three years, (C) the Pro Rata Bonus, and (D) Acceleration of Equity Vesting.

•	Upon a termination of employment by us for cause or by Mr. Cohen without good reason, he is entitled to receive payment of the Accrued Obligations and any accrued benefits.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen would, if agreed to by Mr. Cohen, be reduced if and to the extent he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2015.

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$6,476,712	(3)	$—	$237,500
Disability	3,476,712		56,785	237,500
Termination by us without cause or by Mr. Cohen for good reason	16,906,848	(4)	56,785	237,500

(1)	Dental and medical benefits were calculated using 2015 COBRA rates.
(2)	Represents the value of unvested unit awards disclosed in the “2015 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2015.
(3)	Represents pro rata variable incentive pay and life insurance policy proceeds.
(4)	Represents pro rata incentive compensation from Atlas Energy in respect of fiscal year 2014 plus three times (a) Mr. Cohen’s base salary plus (b) incentive compensation from Atlas Energy in respect of fiscal year 2014.

Jonathan Z. Cohen

Effective September 4, 2015, we and ARP entered into an employment agreement with Mr. Cohen to secure his service as Executive Chairman of our Board. The agreement has a term of three years, which automatically renews daily unless terminated before the expiration of the term pursuant to the termination provisions of the agreement.

The agreement provides for an annual base salary of $350,000, which can be increased at the discretion of our Compensation Committee pursuant to its normal performance review policies for senior level executives, but cannot be decreased. Mr. Cohen is entitled to receive cash and non-cash bonus compensation in such amounts as our Board or Compensation Committee may approve or under the terms of any incentive plan that we maintain for our senior level executives. Mr. Cohen is entitled to participate in any short-term and long-term incentive programs provided by us for our senior level executives generally, at levels commensurate with the benefits provided to other senior executives and with adjustments appropriate for Mr. Cohen’s position. Mr. Cohen is also entitled to participate in all employee welfare benefit plans and programs or executive perquisites made available to our senior level executives as a group or to our employees generally, as well as the reimbursement of reasonable expenses related to Mr. Cohen’s employment. We are required to maintain a term life insurance policy on Mr. Cohen’s life that provides a death benefit of $3 million to one or more beneficiaries designated by Mr. Cohen, which such policy, at his request, can be assumed by Mr. Cohen upon a termination of employment, if and as allowed by the applicable insurance company.

The agreement provides the same benefits in the event of a termination of employment as described above in Mr. E. Cohen’s employment agreement summary.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Cohen would, if agreed to by Mr. Cohen, be reduced if and to the extent he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Cohen if a termination event had occurred as of December 31, 2015.

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$6,476,712	(3)	$—	$237,500
Disability	3,472,712		83,280	237,500
Termination by us without cause or by Mr. Cohen for good reason	16,006,848	(4)	83,280	237,500

(1)	Dental and medical benefits were calculated using 2015 COBRA rates.
(2)	Represents the value of unvested unit awards disclosed in the “2015 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2015.
(3)	Represents pro rata variable incentive pay and life insurance policy proceeds.
(4)	Represents pro rata incentive compensation from Atlas Energy in respect of fiscal year 2014 plus three times (a) Mr. Cohen’s base salary plus (b) incentive compensation from Atlas Energy in respect of fiscal year 2014.

Daniel C. Herz

Effective September 4, 2015, we and ARP entered into an employment agreement with Mr. Herz to secure his service as our President and as the Chief Executive Officer of ARP. The agreement has an initial term of two years, however, beginning on the first anniversary of the agreement, the term will automatically renew daily so that on any day the agreement shall have a then-remaining term of not less than one year, provided that such automatic extension shall cease upon our written notice of our election to terminate the agreement at the end of the one-year period then in effect.

The agreement provides for an annual base salary of $350,000, which can be increased by our Board in its discretion, but cannot be decreased after any such increase. Mr. Herz is entitled to receive a bonus determined in accordance with procedures established by our Board or Compensation Committee. Mr. Herz is eligible to receive grants of equity-based compensation as determined by our Board or Compensation Committee, and is entitled to participate in all applicable incentive, savings, retirement programs and health and welfare plans to the same extent as our other senior officers, directors or executives, and to receive reimbursement of work-related administrative and travel expenses.

The agreement provides the following benefits in the event of a termination of employment:

•	Upon a termination by us for cause or by Mr. Herz without good reason, he is entitled to receive payment of accrued but unpaid base salary and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation, in each case through the date of termination.

•	Upon a termination of employment due to death or disability (defined as Mr. Herz being physically or mentally disabled for more than 180 days in the aggregate or 90 consecutive days during any 365-day period and the Board’s determination, in good faith based upon medical evidence, that he is unable to perform his duties and services), all equity awards held by Mr. Herz would accelerate and vest in full upon such termination, and in the case of options to purchase equity, such options will become immediately exercisable and remain in effect and exercisable through their respective terms (“Acceleration of Equity Vesting”), and Mr. Herz or his estate is entitled to receive (i) any portion of his base salary that has been earned but unpaid through the date of termination and (to the extent required to be paid under company policy) amounts of accrued but unpaid vacation through the date of termination, (ii) any accrued but unpaid cash incentive compensation earned for any year prior to the year in which the termination occurs, and (iii) an amount representing the cash incentive compensation opportunity awarded to Mr. Herz for the year in which the termination occurs, equal to the cash incentive compensation earned by Mr. Herz for the prior fiscal year multiplied by a fraction, the numerator of which was the number of days in the fiscal year in which the termination occurs through the date of termination, and the denominator of which was the total number of days in such fiscal year (the “Pro-Rata Bonus”) ((i), (ii) and (iii) are collectively referred to as the “Accrued Obligations”). In addition, Mr. Herz (in the case of disability) and his dependents are entitled to company-paid health insurance for the one-year period after termination.

•

Upon a termination of employment by us without cause (which includes non-renewal of the agreement) or by the executive for good reason, Mr. Herz is entitled to either: (i) if Mr. Herz did not timely execute (or revoked) a release of claims against us, payment of the Accrued Obligations and any other benefits accrued and due under any of our applicable benefit plans and programs; or (ii) in addition to (i) above, if Mr. Herz timely executes and does not revoke a release of claims against us: (A) severance compensation in an amount equal to two times his annual compensation (which is defined generally as the sum of (1) his annualized base salary in effect immediately before the termination of employment plus (2) the average of the bonuses earned for the three years preceding the year in which the termination occurs); (B) at our request, two years of COBRA coverage, the premium of which shall be paid by Mr. Herz and reimbursed by us, such reimbursement amount reduced by the amount that Mr. Herz would be required to contribute for health and dental coverage if he continued as an active employee (or, where such coverage would have a negative tax effect to our healthcare plan or Mr. Herz, we can elect to pay Mr. Herz cash in lieu of such coverage at COBRA rates); and Acceleration of Equity Vesting.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Herz would be reduced if and to the extent he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Herz if a termination event had occurred as of December 31, 2015.

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$1,332,740		24,443	237,500
Disability	1,332,740		24,443	237,500
Termination by us without cause or by Mr. Herz for good reason	3,365,480	(3)	48,885	237,500

(1)	Dental and medical benefits were calculated using 2015 COBRA rates.
(2)	Represents the value of unvested unit awards disclosed in the “2015 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2015.
(3)	Represents two times (a) Mr. Herz’s base salary plus (b) incentive compensation from Atlas Energy in respect of fiscal year 2014.

Mark D. Schumacher

Effective September 4, 2015, we and ARP entered into an employment agreement with Mr. Schumacher to secure his service as our Senior Vice President and as the President of ARP. The agreement has an initial term of two years, however, beginning on the first anniversary of the agreement, the term will automatically renew daily so that on any day the agreement shall have a then-remaining term of not less than one year, provided that such automatic extension shall cease upon our written notice of our election to terminate the agreement at the end of the one-year period then in effect.

The agreement provides for an annual base salary of $375,000, which can be increased by us, but cannot be decreased after any such increase. Mr. Schumacher is entitled to receive a bonus determined in accordance with procedures established by our Board or Compensation Committee. Mr. Schumacher is eligible to receive grants of equity-based compensation as determined by our Board or Compensation Committee, and is entitled to participate in all applicable incentive, savings, retirement programs and health and welfare plans to the same extent as our other senior officers, directors or executives, and to receive reimbursement of work-related administrative and travel expenses.

The agreement provides the same benefits in the event of a termination of employment as described above in Mr. Herz’s employment agreement summary.

In connection with a change of control, any “excess parachute payments” (within the meaning of Section 280G of the Internal Revenue Code) otherwise payable to Mr. Schumacher would be reduced if and to the extent he would be in a better after-tax position as a result of such reduction.

The following table provides an estimate of the value of the benefits to Mr. Schumacher if a termination event had occurred as of December 31, 2015:

Reason for termination	Lump sum severance payment		Benefits(1)	Accelerated vesting of unit awards and option awards(2)
Death	$262,500		$18,019	$220,325
Disability	262,500		18,019	220,325
Termination by us without cause or by Mr. Schumacher for good reason	1,275,000	(3)	$36,038	220,325

(1)	Dental and medical benefits were calculated using 2015 COBRA rates.
(2)	Represents the value of unvested unit awards disclosed in the “2015 Outstanding Equity Awards at Fiscal Year-End” table. Calculated by multiplying the number of accelerated units by the closing price of the applicable unit on December 31, 2015.
(3)	Represents two times (a) Mr. Schumacher’s base salary plus (b) incentive compensation from Atlas Energy in respect of fiscal year 2014.

LONG-TERM INCENTIVE PLANS

Our 2015 Long-Term Incentive Plan

In February 2015, we adopted the 2015 LTIP. The following is a brief description of its principal features.

Purpose

The 2015 LTIP is intended to promote our interests by providing to our officers, employees, and directors, employees of our affiliates, consultants, and joint venture partners who perform services for us incentive awards for superior performance that are based on our common units. The 2015 LTIP is intended to enhance our ability to attract and retain the services of individuals who are essential for our growth and profitability, and to encourage them to devote their best efforts to our business and advancing our interests.

Administration

Grants made under the 2015 LTIP are determined by our Board or a committee of the Board of appointed by the Board to administer the 2015 LTIP. Our Board has appointed the Compensation Committee to administer the 2015 LTIP, which we refer to as the “committee.”

Subject to the provisions of the 2015 LTIP, the committee is authorized to administer and interpret the 2015 LTIP, to make factual determinations, and to adopt or amend its rules, regulations, agreements, and instruments for implementing the 2015 LTIP. The committee also has the full power and authority to determine the recipients of grants under the 2015 LTIP as well as the terms and provisions of restrictions relating to grants.

Subject to any applicable law, the committee, in its sole discretion, may delegate any or all of its powers and duties under the 2015 LTIP, including the power to award grants under the 2015 LTIP, to our Chief Executive Officer, subject to such limitations as the committee may impose, if any. However, the Chief Executive Officer may not make awards to, or take any action with respect to any grant previously awarded to, himself or a person who is subject to Rule 16b-3 under the Exchange Act.

Eligibility

Persons eligible to receive grants under the 2015 LTIP are (a) officers and employees of us, our affiliates, consultants, or joint venture partners who perform services for us or an affiliate or in furtherance of our business (we refer to each such officer and employee as an “eligible employee”) and (b) our non-employee directors.

Unit Reserve; Adjustments

Awards in respect of up to 5.25 million of our common units may be issued under the 2015 LTIP. This amount is subject to adjustment as provided in the 2015 LTIP for events such as distributions (in common units or other securities or property, including cash), unit splits (including reverse splits), recapitalizations, mergers, consolidations, reorganizations, reclassifications, and other extraordinary events affecting our outstanding common units such that an adjustment is necessary in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the 2015 LTIP. Common units issued under the 2015 LTIP may consist of newly issued common units, common units acquired in the open market or from any of our affiliates or any other person, or any combination of the foregoing. If any award granted under the 2015 LTIP is forfeited or otherwise terminates or is cancelled or paid without the delivery of common units, then the common units covered by the award will (to the extent of the forfeiture, termination, or cancellation, as the case may be) again be available for grants of awards under the 2015 LTIP. Common units surrendered in payment of the exercise price of an option, and withheld or surrendered for payment of taxes, will not be available for re-issuance under the 2015 LTIP.

Awards

Awards granted under the 2015 LTIP may consist of options to purchase common units, phantom units, and restricted units. All grants are subject to such terms and conditions as the committee deems appropriate, including vesting conditions.

Options. An option is the right to purchase a common unit in the future at a predetermined price (which we refer to as the “exercise price”). The exercise price of each option is determined by the committee and may be equal to or greater than the fair market value of a common unit on the date the option is granted. The committee will determine the vesting and exercise restrictions applicable to an award of options, if any, and the method or methods by which payment of the exercise price may be made, which may include, without limitation, cash, check acceptable to the board of directors, a tender of common units having a fair market value equal to the exercise price, a “cashless” broker-assisted exercise, a recourse note in a form acceptable to the board of directors and that does not violate the Sarbanes-Oxley Act of 2002, a “net exercise” that permits us to withhold a number of common units that otherwise would be issued to the holder of the option pursuant to the exercise of the option having a fair market value equal to the exercise price, or any combination of the methods described above.

Phantom Units. Phantom units represent rights to receive common units, an amount of cash or other securities or property based on the value of a common unit, or a combination of common units and cash or other securities or property. Phantom units are subject to terms and conditions determined by the committee, which may include vesting restrictions. In addition, the committee may grant distribution equivalent rights (“DERs”) in connection with a grant of phantom units. DERs represent the right to receive an amount in cash, securities, or other property equal to, and at the same time as, the cash distributions or other distributions of securities or other property made by us with respect to common units during the period that the underlying phantom unit is outstanding. DERs may (a) be paid currently or may be deferred and, if deferred, may accrue interest, (b) accrue as a cash obligation or may convert into additional phantom units for the holder of the underlying phantom units, (c) be payable based on the achievement of specific goals, and (d) be payable in cash or common units or in a combination of cash and common units, in each case as determined by the committee.

Restricted Units. Restricted units are actual common units issued to a participant that are subject to vesting restrictions and evidenced in such manner as the committee may deem appropriate, including book-entry registration or issuance of one or more unit certificates. Prior to or upon the grant of an award of restricted units, the committee will condition the vesting or transferability of the restricted units upon continued service, the attainment of performance goals, or both. Unless otherwise determined by the committee, a holder of restricted units will have certain rights of holders of our common units in general, including the right to vote the restricted units. During the period during which the restricted units are subject to vesting restrictions, however, the holder will not be permitted to sell, assign, transfer, pledge, or otherwise encumber the restricted units. As determined by the committee, cash dividends on restricted units may be automatically deferred or reinvested in additional restricted units and held subject to the vesting of the underlying restricted units, and dividends payable in common units may be paid in the form of restricted units of the same class as the restricted units with respect to which the dividend is paid and may be subject to vesting of the underlying restricted units.

Change in Control

Individual	Triggering event	Acceleration
Eligible employees

Change of Control (as defined in the 2015LTIP), and

Termination of employment without “cause” as defined in the 2015 LTIP or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the 2015 LTIP)	Unvested awards immediately vest in full

No Assignment

Except as otherwise determined by the committee, no award granted under the 2015 LTIP is assignable or transferable except by will or the laws of descent and distribution. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise the participant’s rights under his or her awards.

Withholding

All awards granted under the 2015 LTIP are subject to applicable federal (including FICA), state, and local tax withholding requirements. If we so permit, common units may be withheld to satisfy tax withholding obligations with respect to awards paid in common units, at the time such awards become subject to employment taxes and tax withholding, as applicable, up to an amount that does not exceed the minimum required withholding for federal (including FICA), state, and local tax liabilities. We may require forfeiture of any award for which the participant does not timely pay the applicable withholding taxes.

Amendment and Termination

Subject to the limitations described below, the committee may amend, alter, suspend, discontinue, or terminate the 2015 LTIP at any time without the consent of participants, except that the committee may not amend the 2015 LTIP without approval of the unitholders if such approval is required in order to comply with applicable stock exchange requirements. We may waive any conditions or rights under, amend any terms of, or alter any award previously granted under the 2015 LTIP; however, no change to any award previously granted under the 2015 LTIP may materially reduce the benefit to a participant, unless the participant has consented or such change is explicitly allowed in the 2015 LTIP or the applicable award agreements. The committee may not reprice options, nor may the 2015 LTIP be amended to permit option repricing, unless the unitholders approve such repricing or amendment.

Plan Term

The 2015 LTIP will continue until the date terminated by our Board or the date upon which common units are no longer available for the grant of awards, whichever occurs first.

ARP Plan

The ARP Plan provides equity incentive awards to our officers, employees and board members and employees of our affiliates, consultants and joint venture partners who perform services for ARP. The ARP Plan was historically administered by the Atlas Energy Compensation Committee, and is now administered by our Compensation Committee, which may grant awards of either phantom units, unit options or restricted units for an aggregate of 2,900,000 common limited partner units.

ARP Phantom Units. A phantom unit entitles a participant to receive a common unit upon vesting of the phantom unit. The phantom units vest over four years. In tandem with phantom unit grants, the committee may grant a DER. The committee determines the vesting period for phantom units.

ARP Unit Options. A unit option entitles a participant to receive a common unit upon payment of the exercise price for the option after completion of vesting of the unit option. The exercise price of the unit option may be equal to or more than the fair market value of a common unit as determined by the committee on the date of grant of the option. The committee determines the vesting and exercise period for unit options.

ARP Restricted Units. A restricted unit is a common unit issued that entitles a participant to receive it upon vesting of the restricted unit. Prior to or upon grant of an award of restricted units, the committee can condition the vesting or transferability of the restricted units upon conditions that it may determine such as the attainment of performance goals.

Change of Control

Individual	Triggering event	Acceleration
Eligible employees

Change of Control (as defined in the ARP Plan), and

Termination of employment without “cause” as defined in grant agreement or upon any other type of termination specified in the applicable award agreement(s), following a change of control

Unvested awards immediately vest in full and in the case of options, become exercisable for the one-year period following the date of termination (but not later than the end of the original term of the option)

Independent directors	Change of Control (as defined in the ARP Plan)	Unvested awards immediately vest in full

The change in control definition in the ARP Plan was amended in February 2015 so the Targa Merger would not be deemed a change of control under such plan.

Our Senior Executive Plan

In February 2015, we adopted the Annual Incentive Plan for Senior Executives. The following is a summary of the Senior Executive Plan.

Purpose

The Senior Executive Plan provides a means for awarding annual variable pay, a component of our compensation program, to our senior executive employees and senior executive employees of our subsidiaries based on the achievement of performance goals over a designated performance period. The performance period is our fiscal year or any other period of up to 12 months. The objectives of the Senior Executive Plan are:

•	to enhance our ability to attract, reward and retain senior executive employees;

•	to strengthen employee commitment to our success; and

•	to align employee interests with those of our unitholders by providing compensation that varies based on our success.

Administration

The Senior Executive Plan is administered and interpreted by our Compensation Committee. The committee has the authority to establish rules and regulations relating to the Senior Executive Plan, to interpret the Senior Executive Plan and those rules and regulations, to select participants, to determine each participant’s maximum award and award amount, to approve all awards, to decide the facts in any case arising under the Senior Executive Plan, to make all other determinations, including factual determinations, and to take all other actions necessary or appropriate for the proper administration of the Senior Executive Plan, including the delegation of its authority or power, where appropriate.

Eligibility and Participation

Our senior executive employees are eligible to participate in the Senior Executive Plan. The Compensation Committee selects the senior executive employees who will participate in the Senior Executive Plan for each performance period.

Establishment of Performance Goals

As soon as practicable following the beginning of a performance period, the Compensation Committee determines the performance goals, and each participant’s maximum award for the performance period. The performance goals may provide for differing amounts to be paid based on differing thresholds of performance.

Performance Objectives

The performance goals are based on performance objectives selected by the Compensation Committee for each performance period. In each period, the committee may consider factors including performance relative to an appropriate group designated by the committee, total market return and distributions paid to unitholders, and factors related to the operation of the business, including growth of reserves, growth in production, processing and intake of natural gas, health and safety performance, environmental compliance, and risk management. These performance criteria may be considered either individually or in any combination, applied to us as a whole, to a subsidiary, to a business unit of us or any subsidiary, to an affiliate or any subsidiary, or to any individual, measured either annually or cumulatively over a period of time. To the extent applicable, the Compensation Committee, in determining whether and to what extent a performance goal has been achieved, will use the information set forth in our audited financial statements and other objectively determinable information. The performance goals established by the committee may be (but need not be) different each performance period, and different performance goals may be applicable to different participants.

Calculation of Awards

A participant will earn an award for a performance period based on the level of achievement of the performance goals established by the Compensation Committee for that performance period. The committee may reduce or increase an award for any performance period based on its assessment of personal performance or other factors.

Payment of Awards

The Compensation Committee will certify and announce the awards that will be paid to each participant as soon as practicable following the final determination of our financial results for the relevant performance period. Payment of the awards certified by the committee will be made as soon as practicable following the close of the performance period, but in any event within 2.5 months after the close of the performance period. Awards may be paid in cash, in equity, or in a combination thereof. Any common or phantom units may be issued under any long-term incentive plan.

Limitations on Payment of Awards

Generally, a participant must be employed on the last day of a performance period to receive payment of an award under the Senior Executive Plan. If a participant’s employment terminates before the end of the performance period, however, the Compensation Committee may determine that the participant will remain eligible to receive a prorated portion of any award that would have been earned for the performance period, in such circumstances as the committee deems appropriate. If a participant is on an authorized leave of absence during the performance period, the participant may be eligible to receive a prorated portion of any award that would have been earned, as determined by the committee.

Change in Control

Unless the Compensation Committee determines otherwise, if a “change in control” (as defined in the Senior Executive Plan) occurs before the end of a performance period, each participant will receive an award for the performance period based on performance measured as of the date of the change in control.

Amendment and Termination of Plan

The Compensation Committee has the authority to amend, modify, or terminate the Senior Executive Plan at any time. In the case of a termination of the plan, each participant may receive all or a portion of the award that would otherwise have been earned for the then-current performance period had the Senior Executive Plan not been terminated, as determined by the committee.

2015 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option awards						Unit awards
Name	Exercisable		Unexercisable		Option exercise price ($)	Option expiration date	Number of units that have not vested(#)		Market value of units that have not vested($)
Edward E. Cohen	350,000	(1)	—		24.67	5/15/2022	—		—
	—		—		—	—	250,000	(2)	237,500
Jeffrey M. Slotterback	7,500	(1)	2,500	(3)	24.67	5/15/2022	1,500	(4)	1,545
	—		—		—	—	35,000	(5)	33,250
Jonathan Z. Cohen	350,000	(1)	—		24.67	5/15/2022	—		—
	—		—		—	—	250,000	(2)	237,500
Daniel C. Herz	100,000	(1)	—		20.75	5/15/2022	—		—
	—		—		—	—	250,000	(2)	237,500
Mark D. Schumacher	—		—		—	—	17,500	(6)	18,025
	—		—		—	—	12,500	(7)	12,875
	—		—		—	—	22,500	(8)	23,175
	—		—		—	—	175,000	(9)	166,250
Sean P. McGrath	—		—		—	—	—		—
Matthew A. Jones	225,000	(1)	—		24.67	5/15/2022	—		—

(1)	Represents options to purchase ARP units.
(2)	Represents our phantom units, which vest as follows: 6/8/2016—82,500, 6/8/2017—82,500 and 6/8/2018—85,000.
(3)	Represents options to purchase ARP units, which vest as follows: 5/15/2016—2,500.
(4)	Represents ARP phantom units, which vest as follows: 5/15/2016—1,500.
(5)	Represents our phantom units, which vest as follows: 6/8/2016—11,550, 6/8/2017—11,550 and 6/8/2018—11,900.
(6)	Represents ARP phantom units, which vest as follows: 7/25/2016—17,500.
(7)	Represents ARP phantom units, which vest as follows: 1/24/2016—6,250 and 1/24/2017—6,250.
(8)	Represents ARP phantom units, which vest as follows: 6/26/2016—7,500, 6/26/2017—7,500 and 6/26/2018—7,500.
(9)	Represents our phantom units, which vest as follows: 6/8/2016—57,750, 6/8/2017—57,750 and 6/8/2018—59,500.

2015 OPTION EXERCISES AND UNITS VESTED TABLE

	Option awards		Unit awards
Name	Number of units acquired on exercise	Value realized on exercise ($)	Number of units acquired on vesting		Value realized on vesting ($)
Edward E. Cohen	—	—	91,500	(1)	1,205,910	(1)
Jeffrey M. Slotterback	—	—	1,500		12,885
Jonathan Z. Cohen	—	—	91,500	(2)	1,205,910	(2)
Daniel C. Herz	—	—	39,950	(3)	484,273
Mark D. Schumacher	—	—	31,250		170,475	(3)
Sean P. McGrath	—	—	12,500		107,375
Matthew A. Jones	—	—	50,000		490,000

(1)	Includes 4,525 APL units with a value of $129,144 that were withheld to cover taxes.
(2)	Includes 6,717 APL units with a value of $191,703 that were withheld to cover taxes.
(3)	Includes 2,295 APL units with a value of $65,499 that were withheld to cover taxes.

2015 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive contributions In the last FY ($)		Registrant contributions in the last FY ($)		Aggregate earnings in the last FY ($)	Aggregate Withdrawals/ Distributions ($)(1)		Aggregate balance at last FYE ($)
Edward E. Cohen	237,500	(2)	237,500	(4)	60,198	1,326,814	(6)	2,309,548
Jonathan Z. Cohen	208,654	(3)	208,654	(5)	42,725	933,893	(6)	3,275,067

(1)	Contributions are invested in a mutual fund and cash balances are invested daily in a money market account.
(2)	This amount is included within the Summary Compensation Table for 2015 reflecting $47,501 in the salary column and $189,999 in the non-equity incentive plan compensation column.
(3)	This amount is included within the Summary Compensation Table for 2015 reflecting $47,501 in the salary column and $161,153 in the non-equity incentive plan compensation column.
(4)	This amount is included within the Summary Compensation Table for 2015 reflecting our $237,500 matching contribution in the all other compensation column.
(5)	This amount is included within the Summary Compensation Table for 2015 reflecting our $208,654 matching contribution in the all other compensation column.
(6)	Messrs. E. and J. Cohen each elected a deferral period of three years after the amount deferred would otherwise have been earned. This amount is included within the Summary Compensation Table for 2015 in the all other compensation column.

Effective July 1, 2011, Atlas Energy established the Atlas Energy Deferred Compensation Plan, an unfunded nonqualified deferred compensation plan for certain highly compensated employees. We assumed all of Atlas Energy’s obligations under the Atlas Energy Deferred Compensation Plan as part of the Separation effective February 27, 2015, and refer to it as the Deferred Compensation Plan. The Deferred Compensation Plan provides Messrs. E. Cohen and J. Cohen, the plan’s current participants, with the opportunity to defer, annually, the receipt of a portion of their compensation, and to permit them to designate investment indices for the purpose of crediting earnings and losses on any amounts deferred under the Deferred Compensation Plan. Messrs. E. Cohen and J. Cohen may defer up to 10% of their total annual cash compensation (which means base salary and non-performance-based bonus) and up to 100% of all performance-based bonuses, and we are obligated to match such deferrals on a dollar-for-dollar basis (i.e., 100% of the deferral) up to a total of 50% of their base salary for any calendar year. The account is invested in a mutual fund and cash balances are invested daily in a money market account. Atlas Energy established a “rabbi” trust to serve as the funding vehicle for the Deferred Compensation Plan and we will, not later than the last day of the first month of each calendar quarter, make contributions to the trust in the amount of the compensation deferred, along with the corresponding match, during the preceding calendar quarter. Notwithstanding the establishment of the rabbi trust, the obligation to pay the amounts due under the Deferred Compensation Plan constitutes a general, unsecured obligation, payable out of our general assets, and Messrs. E. Cohen and J. Cohen do not have any rights to any specific asset of our company.

The Deferred Compensation Plan has the following additional provisions:

•	At the time the participant makes his deferral election with respect to any year, he must specify the date or dates (but not more than two) on which distributions will start, which date may be upon termination of employment or a date that is at least three years after the year in which the amount deferred would otherwise have been earned. A participant may subsequently defer a specified payment date for a minimum of an additional five years from the previously elected payment date. If the participant fails to make an election, all amounts will be distributable upon the termination of employment.

•	Distributions will be made earlier in the event of death, disability or a termination of employment due to a change of control.

•	If the participant elects to receive all or a portion of his distribution upon the termination of employment, it will be paid in a lump sum. Otherwise, the participant may elect to receive a lump sum payment or equal installments over not more than 10 years.

•	A participant may request a distribution of all or part of his account in the event of an unforeseen financial emergency. An unforeseen financial emergency is a severe financial hardship due to an unforeseeable emergency resulting from a sudden and unexpected illness or accident of the participant, or a sudden and unexpected illness or accident of a dependent, or loss of the participant’s property due to casualty, or other similar and extraordinary unforeseeable circumstances arising as a result of events beyond the control of the participant. An unforeseen financial emergency is not deemed to exist to the extent it is or may be relieved through reimbursement or compensation by insurance or otherwise; by borrowing from commercial sources on reasonable commercial terms to the extent that this borrowing would not itself cause a severe financial hardship; by cessation of deferrals under the plan; or by liquidation of the participant’s other assets (including assets of the participant’s spouse and minor children that are reasonably available to the participant) to the extent that this liquidation would not itself cause severe financial hardship.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires executive officers and Board members and persons who beneficially own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish us with copies of all such reports.

Based solely upon our review of reports received by us, or representations from certain reporting persons that no filings were required for those persons, we believe that during fiscal year 2015 our executive officers, directors and persons who beneficially owned more than 10% of our common units complied with all applicable filing requirements except for Dr. Craig, Ms. Warren, and Messrs. Biderman, Holtz, Jones and Kupfer who each inadvertently filed one Form 4 late relating to their initial equity grant for serving as a director of the new company, and Mr. Cooperman who filed one late Section 16 filing relating to his Series A preferred units.

Certain Relationships and Related Transactions

OUR RELATIONSHIP WITH ATLAS ENERGY, L.P.

As a result of the Separation and Targa Merger, Atlas Energy became a subsidiary of Targa Resources and no longer has any limited liability company interest in us.

We entered into the agreements described in this section with Atlas Energy in February 2015 to facilitate an orderly transition and govern the relationship between the companies after completion of the Separation and Targa Merger.

Separation and Distribution Agreement

In February 2015, Atlas Energy transferred its assets and liabilities, other than those related to its “Atlas Pipeline Partners” segment, to us and, immediately prior to the Targa Merger, effected a pro rata distribution to the Atlas Energy unitholders of common units representing a 100% interest in us. The separation and distribution agreement sets forth our agreements with Atlas Energy regarding the principal actions taken in connection with these transactions and other agreements that govern aspects of our relationship with Atlas Energy following the Separation.

The liabilities that we assumed from Atlas Energy, which we refer to as “Assumed Liabilities,” included:

•	liabilities arising out of actions, inactions, events, omissions, conditions, facts or circumstances occurring or existing prior to the completion of the Separation, to the extent related to the transferred assets, transferred businesses or transferred employees;

•	liabilities and obligations expressly allocated to us or one of our subsidiaries pursuant to the terms of the separation and distribution agreement, the Targa merger agreement or certain other agreements entered into in connection with the Separation;

•	subject to Targa Resources’ and Atlas Energy’s compliance with the terms of the Targa merger agreement, (1) liabilities in respect of severance, change in control, termination, retention, incentive or similar amounts or benefits payable by Atlas Energy or its subsidiaries to employees who transferred to us as a result of the Targa merger agreement and (2) liabilities arising under or in connection with Atlas Energy’s and APL’s equity plans;

•	liabilities for claims made by third parties against us, Atlas Energy or our or its subsidiaries or affiliates to the extent relating to, arising out of, or resulting from such assets or businesses;

•	claims or actions by past or present directors and officers of Atlas Energy (other than employees who remained with Atlas Energy) against Atlas Energy or its general partner, other than certain indemnification claims under the Targa merger agreement;

•	liabilities of Atlas Energy (1) in respect of stockholder litigation, to the extent such litigation arises solely from the Separation, and (2) for administering stockholder or other third-party litigation relating to the Targa merger agreement between the signing of the agreement and the closing of the Targa Merger; and

•	transaction fees and expenses payable to third-party advisors as a result of the Targa merger agreement or the consummation of the Targa Merger or the Separation.

We indemnified Atlas Energy and its affiliates and their directors, officers and employees against liabilities relating to, arising out of or resulting from:

•	the Assumed Liabilities;

•	our failure, or the failure of any other person, to pay, perform or otherwise promptly discharge any of the Assumed Liabilities, in accordance with their respective terms, whether prior to, at or after the distribution;

•	except to the extent relating to a liability retained by Atlas Energy, any guarantee, indemnification or contribution obligation for our benefit by Atlas Energy that survived the distribution;

•	any breach by us of the separation and distribution agreement or any of the ancillary agreements; and

•	any untrue statement or alleged untrue statement or omission or alleged omission of a material fact in the registration statement or in the information statement.

Atlas Energy indemnified us and our subsidiaries, directors, officers and employees against liabilities relating to, arising out of or resulting from:

•	the liabilities retained by Atlas Energy;

•	the failure of Atlas Energy or any other person to pay, perform, or otherwise promptly discharge any of the Retained Liabilities, in accordance with their respective terms whether prior to, at, or after the distribution;

•	except to the extent relating to an Assumed Liability, any guarantee, indemnification or contribution obligation for the benefit of Atlas Energy by us that survived the Separation; and

•	any breach by Atlas Energy of the separation and distribution agreement or any of the ancillary agreements.

The separation and distribution agreement specifies procedures with respect to claims subject to indemnification and related matters.

Employee Matters Agreement

Immediately before the Separation, we entered into an employee matters agreement with Atlas Energy to allocate liabilities and responsibilities relating to employment matters, employee compensation and benefits plans and programs, and other related matters. The employee matters agreement governs certain compensation and employee benefit obligations with respect to the current and former employees and non-employee directors of each company.

Unless otherwise specified, Atlas Energy is responsible for liabilities associated with employees who are employed by Atlas Energy following the Separation and former employees whose last employment was with the business retained by Atlas Energy, whom we collectively refer to as the “Atlas Energy allocated employees,” and we are responsible for liabilities associated with employees who we employ following the Separation and former employees whose last employment was with our businesses, whom we collectively refer to as the “our allocated employees.”

Transfer of Employees

The employee matters agreement provides that, prior to the Separation, all our allocated employees were transferred to us to the extent not already employed by us or our subsidiaries. Subject to certain exceptions, the transfer of our allocated employees to us did not constitute a separation from service for purposes of any applicable laws or severance programs.

Employee Benefits

Pursuant to the employee matters agreement, we assumed the benefit plans sponsored or maintained by Atlas Energy, including a 401(k) plan, a nonqualified deferred compensation plan, and health and welfare benefit plans, and maintain these plans for the benefit of our allocated employees following the Separation. In general, we credited each of our allocated employees with his or her service with Atlas Energy prior to the Separation for all purposes under our benefit plans to the same extent such service was recognized by Atlas Energy for similar purposes and so long as such crediting did not result in a duplication of benefits.

Equity Compensation Awards

The employee matters agreement provides for the conversion of the outstanding awards granted under Atlas Energy’s equity compensation plans into adjusted awards relating to common units of Atlas Energy and us, and the subsequent cancellation and settlement of all of our awards issued in connection with the adjustment.

CREDIT FACILITIES, TERM LOAN PARTICIPATION AND PRIVATE PLACEMENTS

In February 2015, we entered into a credit agreement with Deutsche Bank AG New York Branch, as administrative agent, and the lenders from time to time party thereto. The credit agreement provided for a $30.0 million interim term loan facility and a $97.8 million Term A loan facility (the “Term Loan Facilities”). In connection with the Term Loan Facilities, the lenders thereunder syndicated participations in loans underlying the facilities. Certain of our officers and 5% or more unitholders participated in the loan syndication as well of the private placement of our Series A preferred units. Mr. Edward E. Cohen, our Chief Executive Officer and director, purchased approximately $4.1 million in loans and $5.5 million of Series A preferred units; Mr. Jonathan Z. Cohen, our Executive Chairman, purchased approximately $4.1 in loans and $5.5 million of Series A preferred units; Mr. Daniel Herz, our President and Mr. Freddie Kotek, a Senior Vice President, each purchased approximately $889,000 in loans and $1.2 million of Series A preferred units; Mr. Matthew A. Jones, our former Senior Vice President, purchased approximately $444,000 in loans and $600,000 of Series A preferred units; Mr. Sean P. McGrath, our former Chief Financial Officer, purchased approximately $111,000 in loans and $200,000 of Series A preferred units; and a charitable foundation of which Messrs. E. Cohen and J. Cohen are among the trustees purchased approximately $4.1 million in loans and $5.5 million of Series A preferred units. Additionally, the managing member of Omega Associates, LLC, the general partner of various private investment firms that collectively own more than 5% of our outstanding equity securities, purchased approximately $15.0 million in loans and $20.0 million of Series A preferred units.

In June 2015, we prepaid $33.1 million on the Term Loan Facilities and in August 2015, we repaid in full the remaining $82.7 outstanding under the Term Loan Facilities with the proceeds of a new credit agreement we and along with certain subsidiaries, entered into with Riverstone Credit Partners, L.P., as administrative agent (“Riverstone”), and the lenders (the “Lenders”) from time to time party thereto (the “First Lien Credit Agreement”). In March 2016, we, New Atlas Holdings, LLC and Atlas Lightfoot, LLC entered into a third amendment to the First Lien Credit Agreement and a new second lien credit agreement (the “Second Lien Credit Agreement”). The outstanding loans under the First Lien Credit Agreement were bifurcated between the existing First Lien Credit Agreement and the new Second Lien Credit Agreement, with $35 million and $35.8 million (including $2.4 million in deemed prepayment premium) in borrowings outstanding, respectively. In connection with this credit facility, the Lenders syndicated participations in the loans underlying the facilities and AEG Asset Management, LLC (“AEG LLC”) holds a commitment of $4.1 under the First Lien Credit Agreement and $4.2 under the Second Lien Credit Agreement. AEG LLC is a member managed limited liability company comprised of Mr. Jonathan Z. Cohen; a charitable foundation of which Messrs. E. Cohen and J. Cohen are among the trustees; a partnership of which Mr. Edward E. Cohen and his spouse are the sole shareholders, officers and directors of its corporate general partner and are the sole partners of the partnership; Mr. Daniel Herz; Mr. Freddie Kotek; and several other individuals.

Pursuant to the terms of the Second Lien Credit Agreement, we issued to the Lenders warrants to purchase an aggregate of up to 4,668,044 common units at an exercise price of $0.20 per unit. Accordingly, AEG LLC received 547,522 warrants, which are held proportionally by its members: the partnership of which Mr. Edward E. Cohen and his spouse are the sole shareholders, officers and directors of its corporate general partner and are the sole partners, the charitable foundation of which Messrs. E. Cohen and J. Cohen are among the trustees and Mr. Jonathan Z. Cohen each hold 151,413 warrants and Messrs. Herz and Kotek each hold 32,445 warrants.

Additionally, in connection with the issuance and sale of the warrants, we entered into a registration rights agreement with the Lenders, dated April 27, 2016, relating to the registered resale of the common units underlying the warrants, as well as any common units issued as in-kind interest payments under the Second Lien Credit Agreement.

TRANSACTIONS WITH ATLAS RESOURCE PARTNERS, L.P.

ARP does not employ any persons to manage or operate its businesses. Instead, as ARP’s general partner, we provide employees and incur expenses related to managing ARP’s operations. ARP reimburses us for expenses we incur in managing its operations and also reimburses us for compensation and benefits related to our employees who perform services for ARP upon an estimate of the time spent by such persons on activities for ARP. For the year ended December 31, 2015, ARP reimbursed us $5.2 million for expenses, compensation and benefits.

In June 2015, we completed the sale to ARP of our coal-bed methane producing natural gas assets in the Arkoma Basin in eastern Oklahoma for approximately $31.5 million, net of purchase price adjustments.

In July 2013, in connection with ARP’s acquisition of Raton Basin assets from EP Energy, L.P., Atlas Energy purchased $86.6 million of ARP’s newly created Class C convertible preferred units at a negotiated price per unit of $23.10, which was the face value of the units. The Class C preferred units pay cash distributions in an amount equal to the greater of (i) $0.51 per unit and (ii) the distributions payable on each common unit at each declared quarterly distribution date. The Class C preferred units have no voting rights, except as set forth in the certificate of designation for the Class C preferred units, which provides, among other things, that the affirmative vote of 75% of the Class C Preferred Units is required to repeal the certificate of designation. Holders of the Class C preferred units have the right to convert the Class C preferred units on a one-for-one basis, in whole or in part, into common units at any time before July 31, 2016. Unless previously converted, all Class C preferred units will convert into common units on July 31, 2016. Upon issuance of the Class C preferred units, Atlas Energy received 562,497 warrants to purchase ARP’s common units at an exercise price equal to the face value of the Class C preferred units. The warrants were exercisable beginning October 29, 2013 into an equal number of ARP common units at an exercise price of $23.10 per unit, subject to adjustments provided therein. The warrants will expire on July 31, 2016. Atlas Energy contributed all of the Class C preferred units and warrants to us in the Separation on February 27, 2015.

Upon issuance of the Class C preferred units and warrants on July 31, 2013, Atlas Energy and ARP entered into a registration rights agreement pursuant to which ARP agreed to file a registration statement with the SEC to register the resale of the common units issuable upon conversion of the Class C preferred units and upon exercise of the warrants. ARP filed a registration statement to register for our resale the common units underlying the Class C preferred units on March 17, 2015 and the registration statement was declared effective on March 27, 2015. We received $7.8 million in distributions on the Class C convertible preferred units from ARP for the year ended December 31, 2015.

ATLAS RESOURCE PARTNERS, L.P.’S AND ATLAS GROWTH PARTNERS, L.P.’S EAGLE FORD ACQUISITION

On November 5, 2014, ARP and AGP completed an acquisition of oil and natural gas liquids interests in the Eagle Ford Shale in Atascosa County, Texas from Cinco Resources, Inc. and Cima Resources, LLC, a wholly owned subsidiary of Cinco (together “Cinco”), for $342.0 million, net of purchase price adjustments (the “Eagle Ford Acquisition”). Approximately $183.1 million was paid in cash by ARP and $19.9 million was paid by AGP at closing, and approximately $139.0 million was to be paid in four quarterly installments beginning December 31, 2014. On December 31, 2014, AGP made its first installment payment of $35.0 million. Prior to the March 31, 2015 installment, ARP, AGP, and Cinco amended the purchase and sale agreement to alter the timing and amount of the quarterly payments beginning with the March 31, 2015 payment and ending December 31, 2015, with no change to the overall purchase price. On March 31, 2015, AGP paid $28.3 million in cash and ARP issued $20.0 million of its Class D Preferred Units to satisfy the second installment related to the Eagle Ford Acquisition. On June 30, 2015, AGP paid $16.0 million and ARP paid $0.6 million, in cash, to satisfy the third installment related to the Eagle Ford Acquisition.

On September 21, 2015, ARP and AGP agreed that ARP would fund AGP’s remaining two deferred purchase price installments of $16.2 million and $20.1 million to be paid on September 30, 2015 and December 31, 2015, respectively. In conjunction therewith, AGP assigned to ARP a portion of its non-operating Eagle Ford assets that had an allocated value (as such value was agreed upon by the sellers and the buyers in connection with the Eagle Ford Acquisition) equal to both installments to be paid by ARP. The Eagle Ford Acquisition had an effective date of July 1, 2014.

Additionally, on July 8, 2015, AGP sold to ARP a portion of the wells it acquired in the Eagle Ford acquisition for a purchase price of $1.4 million, which represented its cost for the properties.

All of these transactions were approved by ARP’s and AGP’s respective independent conflicts committees.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under our LLC Agreement, in most circumstances, we will indemnify any director or, officer, manager, managing member, tax matters partner, employee, agent or trustee of our company or any of our affiliates and any person who is or was serving at our request as a manager, managing member, officer, director, tax matter partner, employee, agent, fiduciary or trustee of another person, to the fullest extent permitted by law, from and against all losses, claims or damages arising out of or incurred in connection with our business.

PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

Our Board has adopted a written policy designed to minimize potential conflicts of interest in connection with our transactions with related persons. This policy defines a “related person” to include: (i) any executive officer, director or director nominee; (ii) any person known to be a beneficial owner of 5% or more of our common units; (iii) an immediate family member of any person included in clauses (i) and (ii) (which, by definition, includes a person’s spouse, parents, and parents in law, step parents, children, children in law and step children, siblings and brothers and sisters in law and anyone residing in that person’s home); and (iv) any firm, corporation or other entity in which any person included in clauses (i) through (iii) above is employed as an executive officer, is a director, partner, principal or occupies a similar position or in which that person owns a 5% or more beneficial interest. The policy defines a “related person transaction” as a transaction, arrangement or relationship between us and a related party that is anticipated to exceed $120,000 in any calendar year and provide that each related person transaction must be approved, in advance, by the disinterested members of the board of directors. If approval in advance is not feasible, the related person transaction must be ratified by the disinterested directors. In approving a related person transaction, the disinterested directors will take into account, in addition to such other factors as they deem appropriate, the extent of the related person’s interest in the transaction and whether the transaction is no less favorable to us than terms generally available to an unaffiliated third party under similar circumstances.

The following related person transactions were pre-approved under the policy: (i) employment of an executive officer to perform services on our behalf (or on behalf of one of our subsidiaries) if (a) the compensation is required to be reported in our annual report on Form 10-K or (b) the executive officer is not an immediate family member of an executive officer, director, director nominee or person known to be a beneficial owner of 5% or more of our common units and such compensation was approved, or recommended to the board of directors for approval by the Compensation Committee; (ii) compensation paid to directors for serving on the board of directors or any committee thereof or reimbursement of expenses in connection with such services, if the compensation is required to be reported in our annual report on Form 10-K; (iii) transactions where the related person’s interest arises solely as a holder of our common units and all holders of our common units received the same benefit on a pro rata basis (e.g., dividends), or transactions available to all employees generally; (iv) a transaction at another company where the related person is only an employee (and not an executive officer), director or beneficial owner of less than 10% of such company’s shares and the aggregate amount involved does not exceed the greater of $1.0 million or 2% of that company’s total annual revenues; and (v) any charitable contribution, grant or endowment by us to a charitable organization, foundation or university at which the related person’s only relationship is an employee (other than an executive officer) or director or similar capacity, if the aggregate amount involved does not exceed the lesser of $200,000 or 2% of the charitable organization’s total annual receipts, expenditures or assets.

Other Matters

As of the date of this proxy statement, the Board does not intend to present and has not been informed that any other person intends to present any other matters for action at the Meeting. However, if other matters do properly come before the Meeting, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment of what they consider to be in our best interests.

Except as hereinabove stated, all units represented by valid proxies received will be voted in accordance with the provisions of the proxy.

Unitholders Sharing an Address

Unitholders sharing an address with another unitholder may receive only one Annual Report, one set of proxy materials or one Notice of Internet Availability of Proxy Materials at that address unless they have provided contrary instructions. Any such unitholder who wishes to receive a separate copy of the Annual Report, proxy materials or Notice of Internet Availability of Proxy Materials now or in the future may write or call to request a separate copy of these materials from: Investor Relations, Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, PA 15275; telephone number (877) 280-2857. We will promptly deliver a copy of the requested materials.

Similarly, unitholders sharing an address with another unitholder who have received multiple copies of our annual report, proxy materials and Notice of Internet Availability of Proxy Materials may write or call the above address and phone number to request delivery of a single copy of these materials.

Annual Report on Form 10-K

Our Annual Report, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2015, are available free of charge on the Investor Relations page on our website at www.atlasenergy.com. We will provide by mail, without charge, a copy of our Annual Report on Form 10-K at your request. We will also furnish any exhibit to the Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to us at our Pittsburgh address stated herein, and to the attention of the Secretary. Beneficial owners shall include in their written requests a good faith representation that they were beneficial owners of our units on May 12, 2016.

Unitholder Proposals or Director Nominations

DEADLINE FOR INCLUSION OF UNITHOLDER PROPOSAL OR NOMINATIONS IN 2017 PROXY STATEMENT

Rule 14a-8 of the Exchange Act establishes the eligibility requirements and the procedures that must be followed for an equity holder’s proposal or director nomination to be included in a public company’s proxy materials. Under the rule, proposals or director nominations submitted for inclusion in our 2017 proxy materials must be received by us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary, on or before January 24, 2017. Proposals must comply with all the requirements of Rule 14a-8.

ADVANCE NOTICE REQUIREMENT FOR UNITHOLDER PROPOSALS OR NOMINATIONS

A unitholder who wishes to present a matter for action or to present one or more directors for nomination at our 2017 annual meeting, but does not want to include it in our proxy materials, must deliver to our Secretary during the time period beginning on March 13, 2017 and ending on April 12, 2017, a notice containing the information required by the advance notice and other provisions of the LLC Agreement, including the name of any person(s) to be nominated. See below for a summary of the notice requirements. A copy of the LLC Agreement may be obtained by directing a written request to us at Park Place Corporate Center One, 1000 Commerce Drive, 4th Floor, Pittsburgh, Pennsylvania 15275, Attention: Secretary.

Pursuant to our LLC Agreement, our unitholders may nominate candidates for election to our Board by providing timely prior notice to our Board as follows:

•	The notice must be delivered to our Board not earlier than the close of business on the 120th day nor later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, a unitholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting is first made. In no event shall an adjournment or postponement of an annual meeting, or the public announcement thereof, commence a new time period for the giving of a limited partner’s notice as described above.

•	The notice must be updated and supplemented, if necessary, so that the information provided or required to be provided in the notice will be true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting or any adjournment or postponement thereof, and such updates and supplements must be delivered to our Board

•	not later than five business days after the record date for the meeting in the case of the update and supplement required to be made as of the record date, and

•	not later than eight business days prior to the date for the meeting, any adjournment or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the meeting or any adjournment or postponement thereof.

•	The notice must set forth:

•	the name and address of the unitholder, as they appear on our books, of the beneficial owner, if any, and of their respective affiliates or associates or others acting in concert therewith;

•	(1) the class or series and number of our securities which are, directly or indirectly, owned beneficially and of record by such unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, (2) any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to any of our securities or with a value derived in whole or in part from the value of any of our securities, or any derivative or synthetic arrangement having the characteristics of a long position in any of our securities, or any contract, derivative, swap or other transaction or series of transactions designed to produce economic benefits and risks that correspond substantially to the ownership of any of our securities, including due to the fact that the value of such contract, derivative, swap or other transaction or series of transactions is determined by reference to the price, value or volatility of any of our securities, whether or not such instrument, contract or right shall be subject to settlement in the underlying security, through the delivery of cash or other property, or otherwise, and without regard to whether the unitholder of record, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, may have entered into transactions that hedge or mitigate the economic effect of such instrument, contract or right, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of common units or any of our securities (any of the foregoing, a “Derivative Instrument”), directly or indirectly owned beneficially by such unitholder, the beneficial owner, if any, or any affiliates or associates or others acting in concert therewith, (3) any proxy, contract, arrangement, understanding, or relationship pursuant to which such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith has a right to vote any of our securities, (4) any agreement, arrangement, understanding, relationship or otherwise, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, involving such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith, directly or indirectly, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of any of our securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such unitholder with respect to any of our securities, or which provides, directly or indirectly, the opportunity to profit or share in any profit derived from any decrease in the price or value of any of our securities (any of the foregoing, a “Short Interest”), (5) any rights to dividends on any of our securities owned beneficially by such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith that are separated or separable from the underlying security, (6) any proportionate interest in any of our securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership, (7) any performance-related fees (other than an asset-based fee) that such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith is entitled to based on any increase or decrease in the value of any of our securities or Derivative Instruments, if any, including without limitation any such interests held by members of such person’s immediate family sharing the same household, (8) any significant equity interests or any Derivative Instruments or Short Interests in any of our principal competitors held by such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith, and (9) any direct or indirect interest of such unitholder, such beneficial owner, if any, and their respective affiliates or others acting in concert therewith in any contract with us, any of our affiliates or any of our principal competitors (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement);

•	all information that would be required to be set forth in a Schedule 13D filed pursuant to Rule 13d-1(a) under the Exchange Act or an amendment pursuant to Rule 13d-2(a) under the Exchange Act if such a statement were required to be filed under the Exchange Act and the rules and regulations promulgated thereunder by such unitholder, such beneficial owner and their respective affiliates or associates or others acting in concert therewith, if any; and

•	any other information relating to such unitholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

•	If the notice relates to any business other than a nomination of a director that the unitholder proposes to bring before the meeting, the notice must, in addition to the matters set forth in paragraph above, also set forth:

•	a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the unitholder and beneficial owner, if any, in such business;

•	the text of the proposal or business (including the text of any resolutions proposed for consideration); and

•	a description of all agreements, arrangements and understandings between the unitholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by the unitholder.

•	As to each person whom the unitholder proposes to nominate for election or reelection to the Board, the notice must also:

•	set forth all information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

•	set forth a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships, between or among such unitholder and beneficial owner, if any, and their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each proposed nominee, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation all information that would be required to be disclosed pursuant to Rule 404 promulgated under Regulation S-K if the unitholder making the nomination and any beneficial owner on whose behalf the nomination is made, if any, or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant; and

•	include a completed and signed questionnaire with respect to the background and qualification of the person nominated and the background of any other person or entity on whose behalf the nomination is being made, and a completed and signed representation and agreement that the person nominated (a) is not and will not become a party to (i) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how the person, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (ii) any Voting Commitment that could limit or interfere with the person’s ability to comply, if elected as a director, with the person’s fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein, and (c) in the person’s individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director, and will comply, with all of our applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines. In addition, we may require any proposed nominee to furnish such other information as we may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable unitholder’s understanding of the independence, or lack thereof, of such nominee.

ATLAS ENERGY GROUP, LLC

ANNUAL MEETING OF COMMON UNITHOLDERS

MARK, SIGN, DATE AND RETURN YOUR PROXY TODAY,

UNLESS YOU HAVE VOTED BY INTERNET OR TELEPHONE

IF YOU HAVE NOT VOTED BY INTERNET OR TELEPHONE, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY. YOUR VOTE, WHETHER BY INTERNET OR TELEPHONE, MUST BE RECEIVED NO LATER THAN 11:59 P.M. EASTERN TIME ON JULY 10, 2016 TO BE INCLUDED IN THE VOTING RESULTS.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement is available at www.proxyvote.com.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, DETACH ALONG THE PERFORATION, MARK, SIGN, DATE AND RETURN THE BOTTOM PORTION USING THE ENCLOSED ENVELOPE.

ATLAS ENERGY GROUP, LLC

Annual Meeting of Common Unitholders

July 11, 2016, 9:30 A.M.

This proxy is solicited on behalf of

the Board of Directors of Atlas Energy Group, LLC

The undersigned hereby constitutes and appoints Jonathan Z. Cohen and Jeffrey M. Slotterback, or either of them, as proxies, each of them with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the common units of Atlas Energy Group, LLC held of record by the undersigned at the Annual Meeting of Common Unitholders of Atlas Energy Group, LLC to be held 9:30 A.M. Eastern Time on July 11, 2016, at The Sofitel Philadelphia, 120 South 17th Street, Philadelphia, Pennsylvania 19103, and at any and all adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR BOTH NOMINEES LISTED, FOR PROPOSALS 2 AND 4 AND 1 YEAR FOR PROPOSAL 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on the reverse side

ATLAS ENERGY GROUP, LLC

PARK PLACE CORPORATE CENTER ONE

1000 COMMERCE DRIVE, 4th FLOOR

PITTSBURGH, PA 15275

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Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOU RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

ATLAS ENERGY GROUP, LLC

The Board of Directors of Atlas Energy Group, LLC

Recommends that you vote FOR proposals 1, 2 and 4 and

for 1 year on proposal 3:

1.	Proposal 1 - ELECTION OF CLASS I DIRECTORS:

Nominees:                                             ☐  For All        ☐  Withhold All        ☐  For All Except

01) Mark C. Biderman

02) DeAnn Craig

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

2.	Proposal 2 – Proposal to approve the compensation of the Company’s named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

☐  For                                                              ☐  Against                                                              ☐  Abstain

3.	Proposal 3 – Proposal to select, on a non-binding advisory basis, the frequency of unitholder votes on executive compensation. (Please select only one option.)

☐  1 Year                     ☐  2 Years        ☐  3 Years        ☐  Abstain

In their discretion, the proxies are authorized to vote upon such other business as may properly be brought before the meeting or any adjournment thereof.

4.	Proposal 4 – Proposal to ratify the appointment by the Company’s Board of Directors of Grant Thornton LLP as the Company’s independent registered public accounting firm for the 2016 fiscal year.

☐  For                                                              ☐  Against                                                              ☐  Abstain

Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date